As filed with the Securities and Exchange Commission on June 2, 2005

Commission File No. 333 —

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARTVILLE GROUP, INC.

(Name of Registrant in Our Charter)

Nevada	94-3360099
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Dennis C. Rushovich
3840 Greentree Avenue Southwest		3840 Greentree Avenue Southwest
Canton, Ohio 44706		Canton, Ohio 44706
(330) 484-8080	7389	(330) 484-8080

(Address and telephone number of Principal Executive Offices and Principal Place of Business)	(Primary Standard Industrial Classification Code Number)	(Name, address and telephone number of agent for service)

Copies to:

Jack A. Bjerke, Esq.
Baker & Hostetler, LLP
Capitol Square, Suite 2100
65 E. State Street
Columbus, OH 43215
Telephone: 614-462-4760
Telecopier: 614-462-2616

     Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered In this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐.

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
	Amount		Maximum	Maximum
	to be		Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered		per Share (1)	Offering Price	Fee

Common Stock, $0.001 par value:	28,063,601	(2)	$0.645	$18,101,022.65	$2,130.49

(1)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(c) under the Securities Act, which represents the average of the high and low prices of our Common Stock as reported on the over-the-counter bulletin board on May 27, 2005.

(2)	Of these shares, 8,389,726 shares are issuable upon the exercise of warrants and 14,524,708 shares are issuable upon the conversion of convertible debt.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither the Selling Stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 2, 2005

PROSPECTUS

HARTVILLE GROUP, INC.

28,063,601 SHARES OF OUR COMMON STOCK

     This prospectus relates to the sale of up to 28,063,601 shares of common stock of Hartville Group, Inc. (“Hartville”) by certain persons who are stockholders of Hartville. Please refer to “Selling Stockholders” beginning on page 12. Hartville is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Hartville.

     The shares of common stock are being offered for sale by the Selling Stockholders at prices established on the Over-the Counter Bulletin Board during the term of this offering. On June 1, 2005, the last reported sale price of our common stock was $0.75 per share. These prices will fluctuate based on the demand for the shares of our common stock. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “HTVL.OB.”

     Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “ RISK FACTORS” BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June                     , 2005.

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements, and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and notes to the financial statements before making an investment in Hartville.

Overview.

     Hartville Group, Inc, (the “Company”) was incorporated in Nevada on February 1, 2001. We operate a Managing General Insurance Agency (MGA) under the name “Petsmarketing Insurance.com Agency” (Agency) and offer pet owners health insurance policies for their dog or cat that provide coverage for the cost of veterinary care associated with an illness, injury, accident, or preventive medical treatment such as annual vaccinations and checkups. We provide reimbursement of the veterinary expense to policyholders for those conditions covered by their policy. The Agency sells pet owners the insurance policy, issues the policies on behalf of the underwriting insurance company, bills and collects all insurance premiums, and provides claims processing including all customer service to policyholders. We also operate an insurance company under the name “Hartville Re” and assume a portion of the loss on the pet health insurance policies sold by the Agency.

     Our common stock is deemed to be “penny stock” as that term is defined under Rule 3a51-1, promulgated under the Securities Act of 1933, as amended. The Broker/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, Broker/Dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

About us.

     Our principal executive offices are located at 3840 Greentree Avenue Southwest, Canton, Ohio 44706. Our telephone number is (330) 484-8080, and our website is located at www.hartvillegroup.com.

The Offering.

     By means of this prospectus, a number of our holders of common stock, convertible debentures, and warrant holders are offering to sell up to 28,063,601 shares of our common stock. The current owners of these shares and the owners of the convertible debentures and warrant holders, may or may not sell shares depending upon the price of Hartville’s common stock in the future. Hartville will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders, except that Hartville will receive proceeds from the exercise of our warrants by the Selling Stockholders. These proceeds will be used for general working capital.

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

Consolidated Balance Sheets
Unaudited

	March 31,	December 31,
	2005	2004
ASSETS
Current Assets
Cash	$4,241,890	$6,104,053
Commissions receivable	209,127	159,130
Other receivables	2,518,975	2,368,071
Prepaid taxes	600,000	600,000
Prepaid expenses	2,383,387	2,860,850

Total Current Assets	9,953,379	12,092,104
Fixed Assets
Property and equipment — net	2,228,217	2,180,919
Deferred policy acquisition costs — net	972,084	578,329

Other Assets
Licensing fees. Less accumulated amortization of $44,870 and $30,848	9,619	12,016
Other non-current assets	65,141	76,263

	74,760	88,279

Total Assets	$13,228,440	$14,939,631

	March 31,	December 31,
	2005	2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$474,017	$779,117
Reserve for claims	335,101	176,998
Accrued expenses	16,601	13,308
Premium deposits	184,099	—
Unearned commissions	18,736	19,284
Current portion of long-term debt	45,062	6,000

Total Current Liabilities	1,073,616	994,707
Long-Term Debt (offset by discount of $11,038,617 on convertible securities in 2005 & $1,032,980 in 2004)	242,659	10,025,503

Total Liabilities	1,316,275	11,020,210

Stockholders’ Equity
Common stock, 50,000,000 shares authorized:
$.001 par value; 14,576,896 issued and outstanding at March 31, 2005 and December 31, 2004	14,576	14,576
Additional paid in capital	22,704,482	12,656,372

Retained earnings (deficit)	(10,806,893)	(8,751,527)

	11,943,921	3,919,421

Total Liabilities and Stockholders’ Equity	$13,228,440	$14,939,631

Hartville Group, Inc. and Subsidiaries
Consolidated Statements of Income
For the Quarter Ended March 31, 2005 and March 31, 2004–
Unaudited
For the Years Ended December 31, 2004 and 2003 - Audited

			Year Ended	Year Ended
	March 31,	March 31,	December 31,	December 31,
	2005	2004	2004	2003
Commissions	$256,603	$1,462,268	$1,930,645	$1,952,452
Premiums	833,664	793,748	3,732,412	2,859,398

	1,090,267	2,256,016	5,663,057	4,811,850

Losses and expenses	711,287	614,248	2,599,606	1,588,185
Ceded costs	208,416	198,467	933,140	737,878
General and administrative	1,914,626	1,020,011	9,231,768	2,410,599

	2,834,329	1,832,726	12,764,514	4,696,823

Operating (loss) income	(1,744,062)	423,290	(7,101,457)	75,188
Other income	40,280	24,134	67,260	95,559
Other expense	(351,584)	—	(1,009,910)	—

(Loss) income before taxes	(2,055,366)	447,424	(8,044,107)	170,747

Provision for taxes	—	—	—	50,000

NET (LOSS) INCOME	$(2,055,366)	$447,424	$(8,044,107)	$120,747

Net (loss) income per common share	$(0.14)	$0.04	$(0.57)	$0.02

Diluted Net (loss) income per common share	$(0.14)	$0.03	$(0.57)	$0.02

RISK FACTORS

Many other pet insurance companies have gone out of business and without development and growth we may not be able to continue as a viable entity.

     There have been numerous companies that have sold or attempted to sell pet insurance in the United States, but are either no longer selling pet insurance or have gone out of business. As with our competitors, we believe that the development and growth of the market for pet insurance depends primarily on the effectiveness of our marketing activities in developing consumer awareness and acceptance. We may not be able to maintain adequate capitalization to finance our future growth, overcome the lack of consumer awareness and acceptance, and achieve sustained profitability.

We are dependent on U.S. property casualty insurance companies without which we may not be able to operate our business.

     We are dependent on U.S. licensed property and casualty insurance companies with which to sell our policies to pet owners. The service of insurance companies allowing other non-licensed companies to write business on their behalf is called fronting. The insurance company that provides this service to us may charge a fee. The risk associated with this relationship is as follows: the fee charged can vary by year which would impact profits; the fronting company may discontinue this service by giving us relatively short notice, thereby ending our ability to sell the policies and realize revenues.

We will require continued financing if we are to expand our business.

     Our capital requirements in connection with our operations will be substantial. Profitability of an insurance company is based on insuring against loss. If we are to take on greater underwriting risk additional working capital in the future will be required. There are no assurances that such additional capital will be available. Further, even if available, additional equity or convertible debt financing, if used, could result in substantial dilution of shareholder interests.

We have experienced net losses in the past, and we may be unable to achieve or maintain profitability in the future.

     We incurred a net loss of $(2,055,366) for the first quarter ending March 31, 2005. We incurred a net loss of $(8,044,107) for the year ending December 31, 2004. We cannot predict whether our business will achieve or sustain profitability in any future period.

We are dependent on the proper functioning of our information systems.

     We are dependent on the proper functioning of our information systems in operating our business. Although our information systems are protected through physical and software-based safeguards and the use of backup remote processing capabilities, the systems remain vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. If our information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which would be almost impossible and would impact our ability to issue policies, collect premium, and process claims quickly and reliably. Should the proper functioning of our information systems be adversely affected, our basic business functions and brand name reputation will be negatively affected.

Our dependence on short term policies makes us vulnerable to loss of customers.

     Our revenues are dependent upon policyholder retention, that is, pet owners renewing their policies year after year. As a result, our business is dependent upon our ability to continually renew policies from our clients. This process is dependent upon our ability to successfully compete against our competitors, maintain positive relationships with our policyholders, promote our brand name, and provide exceptional customer services and claim processing turnaround. If we fail to do so, our revenues will be negatively affected.

Any failure by us to comply with applicable regulations may result in fines or injunctions against the operation of our business.

     Our pet health insurance business is subject to numerous and complex state laws and regulations relating to, among other things, the licensure of companies engaged in providing coverage against loss, licensure of companies and individuals engaged in the solicitation — selling — of insurance policies, and our operations in general. If we fail to comply with these laws and regulations, we could incur civil and/or criminal penalties and equitable remedies. Similarly, a failure by any of our employees to follow all applicable laws and regulations, our internal policies, or the clients’ policies could result in negative publicity or legal liability for us.

Certain of our stockholders have demand rights that can cause us to file a registration statement under the Securities Act covering re-sales of their stock, which sales could cause our stock price to decline.

     Under the terms of certain agreements we have with several of our stockholders, we were required to file, at our expense, a registration statement under the Securities Act of 1933, covering the resale of their shares. Such registration statement was to have become effective by April 8, 2004. These agreements represent 5,263,158 shares of our outstanding common stock and warrants to purchase up to 2,631,579 shares of our common stock. We have not met this deadline and we are paying liquidating damages per month of an amount equal to 1% of the purchase price for those shares covered by the private placement transaction completed on October 8, 2003, until such time as the restrictive legend is removed and these shares, including the underlying shares from the warrants are freely tradable. These shares presently may be sold under Rule 144 of the Securities Act and are subject to significant restrictions in the case of shares held by persons deemed to be our affiliates.

     Under the terms of certain agreements we have with several of our convertible debenture holders, we are required to file, at our expense, a registration statement under the Securities Act of 1933, covering the underlying shares upon conversion of the debentures including warrants. Such registration statement must become effective by June 30, 2005. These agreements represent 11,619,769 shares of our outstanding common stock and warrants to purchase up 5,643,618 shares of our common stock. If we do not meet this deadline, we must pay liquidating damages per month of an amount equal to 1.5% of the purchase price for those shares covered by the Convertible Debenture transaction completed on November 11, 2004, until such time as the restrictive legend is removed and these shares, including the underlying shares from the warrants are freely tradable; furthermore, this would be an Event of Default pursuant to the Convertible Debenture wherein the Mandatory Prepayment Amount which would be the sum of (i) the greater of: (A) 130% of the principal amount of Debentures to be prepaid, or (B) the principal amount of Debentures to be prepaid, divided by the Conversion Price on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is less, multiplied by the Closing Price on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures.

     We cannot predict whether we will be able to meet the deadlines for registration set forth in such agreements. We also cannot predict what affect, if any, market sales of shares held by any stockholder will have on the market price of our common stock.

There may be limited liquidity in our common stock and its price may be subject to fluctuation.

     There is only a limited market for our common stock, which is currently traded on the OTC Bulletin Board. We can provide no assurances that we will be able to have our common stock listed on an exchange or quoted on NASDAQ or that it will continue to be quoted on the OTC Bulletin Board. If there is no trading market for our common stock, the market price of our common stock will be materially and adversely affected.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources, which may have a material adverse affect on our results of operations.

     The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The trading price of our common stock may decrease due to factors beyond our control.

     The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our stockholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

Securities and Exchange Commission rules concerning sales of low-priced securities may hinder re-sales of our common stock.

     Because our common stock has a market price that is less than five dollars per share, our common stock is not listed on an exchange or quoted on NASDAQ and is traded on the OTC Bulletin Board. Brokers and dealers who handle trades in our common stock are subject to certain Securities and Exchange Commission disclosure rules when effecting trades in our common stock, including disclosure of the following: the bid and offer prices of our common stock, the compensation of the brokerage firm and the salesperson handling a trade and legal remedies available to the buyer. These requirements may hinder re-sales of our common stock and may adversely affect the market price of our common stock.

“Penny Stock” rules may make buying or selling our securities difficult.

     Trading in our securities is subject to the Securities and Exchange Commission’s “penny stock” rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

Our securities have been thinly traded on the over-the-counter bulletin board, which may not provide liquidity for our investors.

     Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

Investors must contact a broker-dealer to trade over-the-counter bulletin board securities. As a result, you may not be able to buy or sell our securities at the times that you may wish.

     Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

We do not intend to pay dividends in the foreseeable future; therefore, you may never see a return on your investment.

     We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the company’s securities.

Our stock price is volatile and you may not be able to sell your shares for more than what you paid.

     Our stock price has been subject to significant volatility, and you may not be able to sell shares of common stock at or above the price you paid for them. The trading price of our common stock has been subject to wide fluctuations in the past. The market price of the common stock could continue to fluctuate in the future in response to various factors, including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of technological innovations or new products by us or our competitors; changes in investor perceptions; and new products or product enhancements by us or our competitors. The stock market in general has continued to experience volatility which may further affect our stock price. As such, you may not be able to resell your shares of common stock at or above the price you paid for them.

FORWARD-LOOKING STATEMENTS

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or project,” or the negative of these words or other variations on these words or comparable terminology.

     This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Hartville Group’s common stock is quoted on the OTC Bulletin Board under the symbol HTVLOB. The high and low closing bid information for our common stock is based on information received from Bloomberg L.P., the NASDAQ Trading and Market Services, and a company market maker.

Quarter Ended	High	Low
March 31, 2003	$0.71	$0.63
June 30, 2003	$1.01	$0.95
September 30, 2003	$1.65	$1.48
December 31, 2003	$5.18	$5.25
March 31, 2004	$4.35	$4.26
June 30, 2004	$6.60	$6.50
September 30, 2004	$3.55	$3.50
December 31, 2004	$1.75	$1.72
March 31, 2005	$0.66	$0.63

The quotations reflect inter-dealer price, without mark-up, mark-down or commission and may not represent actual transactions. As of May 27, 2005, there were approximately 2,091 stockholders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on the capital stock in the foreseeable future. Hartville Group intends to retain the earnings, if any, to finance the expansion of the business. The declaration and payment of dividends in the future, if any, will be determined by the Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

SELLING STOCKHOLDERS

     The following table sets forth certain information, as of May 31, 2005, regarding the beneficial ownership of shares of common stock of the Company by each selling stockholder and the number of such shares included for sale in this Prospectus.

	Beneficial Ownership			Beneficial Ownership
	Prior to Offering			After Offering
			Shares
	Number of	Percentage	Being	Number of	Percentage
Selling Stockholder	Shares (1)	(2)	Offered	Shares (1)	(2)
Carlos E. Aguero	200,000	1.4%	200,000	0	0%
Islandia, LP (3)	5,506,198	12.1%	5,506,198	0	0%
Midsummer Investment Ltd. (4)	5,506,197	12.1%	5,506,197	0	0%
Dennis C. Rushovich (5)	100,000	*	100,000	0	0%
Loraine M. Thies	10,000	*	10,000	0	0%
Guerrilla Partners LP (6)	470,564	3.2%	470,564	0	0%
Guerrilla IRA Partners (7)	60,000	*	60,000	0	0%
Michael H. Weiss (8)	220,789	1.5%	220,789	0	0%
Peter S. Lynch (9)	200,000	1.4%	200,000	0	0%
Smith Annuity Trust (10)	122,842	*	122,842	0	0%
Stanton F. Weissenborn (11)	78,948	*	78,948	0	0%
Kensington Partners LP (12)	75,000	*	75,000	0	0%
Bald Eagle Fund (13)	3,948	*	3,948	0	0%
Alan R. Lyons (7)	17,000	*	17,000	0	0%
Alan Marshall (7)	16,000	*	16,000	0	0%
The Ascend Fund, LP	46,400	*	46,400	0	0%
Morrison 1997 Charitable Remainder Trust	17,100	*	17,100	0	0%
Timoth J. Hassler & Robin L. Hassler	10,500	*	10,500	0	0%
K A Steel Chemicals, Inc. (7)	83,333	*	83,333	0	0%
Kenneth A. Steel, Jr. (7)	41,666	*	41,666	0	0%
Robert F. Steel (7)	41,666	*	41,666	0	0%
Richard Neslund (7)	100,000	*	100,000	0	0%
Summit Capital Partners, LP	404,800	2.8%	598,000	0	0%
George Andros (7)	34,000	*	34,000	0	0%
Lynch Foundation (7)	130,000	*	130,000	0	0%
Remainder Trust Peter S. Lynch TTEE UA 12/28/99 (7)	85,000	*	85,000	0	0%
Lead Annuity TR Carolyn Lynch TTEE UA 03/27/96 (7)	18,000	*	18,000	0	0%
Unitrust Carolyn Lynch TTEE UA 03/03/97 (7)	18,000	*	18,000	0	0%
Elizabeth Lynch Carolyn A. Lynch TTEE UA 03/08/88 (7)	18,000	*	18,000	0	0%
Mary Lynch Carolyn A. Lynch TTEE UA 03/08/88 (7)	18,000	*	18,000	0	0%
Anne Lynch Carolyn A. Lynch TTEE UA 03/08/88 (7)	18,000	*	18,000	0	0%

	Beneficial Ownership			Beneficial Ownership
	Prior to Offering			After Offering
			Shares
	Number of	Percentage	Being	Number of	Percentage
Selling Stockholder	Shares (1)	(2)	Offered	Shares (1)	(2)
The Lewis C. Pell Rev. Trust Lewis C. Pell TTEE UTD 10/18/02 (7)	100,000	*	100,000	0	0%
Higher Ground Investments	30,000	*	30,000	0	0%
Pilot Ventures Trust DTD 11/24/93 (7)	26,316	*	26,316	0	0%
Odin Partners, LP (7)	78,947	*	78,947	0	0%
Crestview Capital Master, LLC (14) (15)	416,666	2.8%	416,666	0	0%
Crestview Warrant Fund, LP (14) (15)	83,333	*	83,333	0	0%
Palisades Master Fund, LP (16)	5,614,035	0%	5,614,035	0	0%
Bristol Investment Fund, Ltd. (17)	1,871,345	0%	1,871,345	0	0%
Crescent International Ltd. (18)	1,120,000	0%	1,120,000	0	0%
Alan Kaufman MD Capital, Inc. (19)	709,657	1.7%	467,835	241,822	1.7%
FCC C/F Robert Holmes IRA (20)	467,835	0%	467,835	0	0%
William B. Kaplan (21)	187,133	0%	187,133	0	0%
Brighton Capital Partners (22)	93,567	0%	93,567	0	0%
ASC Capital Partners (23)	93,567	0%	93,567	0	0%
Satellite Strategic Finance Associates, LLC (24)	3,261,754	0%	3,261,754	0	0%
HPC (25)	237,495	1.6%	237,495	0	0%

*	Represents less than 1%.

(1)	The number of shares beneficially owned by each person as of May 31, 2005 includes shares of Common Stock that such person had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options, the exercise of warrants or the conversion of convertible securities.

(2)	For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person as described above by the sum of 14,576,296 shares of Common Stock outstanding on May 31, 2005 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of options, the exercise of warrants or the conversion of convertible securities.

(3)	Represents 1,766,053 shares held by Islandia, LP, 1,110,356 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 2,629,789 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued. Islandia, LP is a Delaware limited partnership formed to purchase, sell, trade and invest in securities. The general partner of Islandia is John Lang, Inc., a New York Sub-S corporation formed to manage investments. The officers of John Lang, Inc. are Richard O. Berner, President; Edgar R. Berner and Thomas R. Berner, Vice-Presidents; and Anthony R. Berner, Secretary, all individually permitted to act on behalf of John Lang, Inc. Islandia is the beneficial owner of all shares. John Lang, Inc. has sole dispositive power and sole voting power over all matters of Islandia. By virtue of this relationship, John Lang, Inc. may be deemed to have indirect beneficial ownership of the shares of Common Stock beneficially owned by Islandia; however, John Lang, Inc. disclaims beneficial ownership of the shares of Common Stock beneficially owned by Islandia.

(4)	Represents 1,766,052 shares held by Midsummer Investment, Ltd., 1,110,356 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 2,629,789 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued. Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment, Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment, Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority. Mr. Amsalem is a member of the Company’s Board of Directors.

(5)	Mr. Rushovich is the Company’s President and Chief Executive Officer and a member of our Board of Directors.

(6)	Represents 267,406 shares held by Guerilla Partners LP and 203,158 shares issuable upon the exercise of warrants at an exercise price of $1.90 per share.

(7)	Represents shares issuable upon the exercise of warrants at an exercise price of $1.90 per share.

(8)	Represents 115,526 shares held by Mr. Weiss and 105,263 shares issuable upon the exercise of warrants at an exercise price of $1.90 per share.

(9)	Represents 54,349 shares held by Mr. Lynch and 145,651 shares issuable upon the exercise of warrants at an exercise price of $1.90 per share.

(10)	Represents 43,895 shares held by the Smith Annuity Trust and 78,947 shares issuable upon the exercise of warrants at an exercise price of $1.90 per share.

(11)	Represents 52,632 shares held by Mr. Weissenborn and 26,316 shares issuable upon the exercise of warrants at an exercise price of $1.90 per share.

(12)	Represents 50,000 shares held by Kensington Partners, LP and 25,000 shares issuable upon the exercise of warrants at an exercise price of $1.90 per share.

(13)	Represents 2,632 shares held by Bald Eagle Fund and 1,316 shares issuable upon the exercise of warrants at an exercise price of $1.90 per share.

(14)	Represents shares issuable upon the exercise of warrants at an exercise price of $0.95 per share.

(15)	Mr. Robert Hoyt exercises voting and investment power over the shares held by this entity. Mr. Hoyt disclaims beneficial ownership of the shares, except to the extent of his pecuniary interests therein.

(16)	Represents 1,666,667 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 3,947,368 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued. PEF Advisors, Ltd. (“PEF”), a British Virgin Islands corporation, serves as general partner and principal investment manager to the selling security holder, and as such has been granted investment discretion over the selling security holder’s investments. Mr. David Batista has authority regarding the portfolio management decisions of PEF with respect to the shares of common stock owned by the selling security holder. Mr. Batista may be deemed to have dispositive and voting power over the shares of common stock owned by the selling security holder. However, Mr. Batista does not have the right to receive dividends from, or the proceeds from the sale of, such common stock held by the selling shareholder and disclaims any beneficial ownership of such shares of such common stock.

(17)	Represents 555,556 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 1,315,789 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued. Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of

Bristol Capital Advisors, LLC and a director of Bristol Investment Fund, Ltd., and as such has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities.

(18)	Represents 332,500 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 787,500 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued. Mel Craw and Maxi Brezzi, in their capacity as managers of Greenlight (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.

(19)	Represents 181,822 shares held by Alan Kaufman MD Capital, Inc., a corporation in which Dr. Alan J. Kaufman is the sole shareholder and includes 60,000 shares issuable upon exercise of options, 138,888 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 328,947 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued. Dr. Kaufman is a member of the Company’s Board of Directors.

(20)	Represents 138,888 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 328,947 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued.

(21)	Represents 55,555 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 131,578 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued.

(22)	Represents 27,777 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 65,790 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued.

(23)	Represents 27,777 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 65,790 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued.

(24)	Represents 968,333 shares issuable upon the exercise of warrants at an exercise price of $0.95 per share, and 2,293,421 shares issuable upon the conversion of convertible debt at a conversion price of $0.95 per share. The exercise of the warrants and the conversion of the convertible debt is contractually capped such that such exercise or conversion, as applicable, shall not cause the reporting person’s beneficial ownership to exceed 4.99%. Accordingly, such warrants and convertible debt are not currently exercisable or convertible into common stock and are not included in the calculation of beneficial ownership percentage. In accordance with the terms of such warrants and convertible debt, the number of shares issuable upon the exercise of the warrants and the number of shares issuable upon the conversion of the convertible debt represents 125% of the number of securities originally issued.

(25)	Represents shares issuable upon the exercise of warrants at an exercise price of $0.95 per share. In accordance with the terms of such warrants, the number of shares issuable upon the exercise of the warrants represents 125% of the number of securities originally issued. Mr. Vince Sbarra has investment and voting control over these securities. Mr. Sbarra disclaims beneficial ownership of such securities.

We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market. The securities can only be offered if they are qualified for sale or are exempt from qualification in the states in which the selling stockholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security re-sales.

USE OF PROCEEDS

     The proceeds from the sale of common stock to be sold under this prospectus will be retained by the Selling Stockholders and will not be paid to our company. Should any Selling Stockholders acquire the shares to be sold by exercising share purchase warrants, we would receive the proceeds from the exercise price. In such an event, we would use the proceeds for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATION FOR THE
QUARTER ENDED MARCH 31, 2005

THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HARTVILLE GROUP SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT.

THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, HARTVILLE GROUP‘S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO COMPETITION AND OVERALL MARKET CONDITIONS.

Total premiums were $1,506,306 of which $833,664 was retained by Hartville for the three-month period ending March 31, 2005 compared to the three month period ending March 31, 2004 where total premiums were $1,908,480 of which Hartville retained $793,748. This higher retention relative to the premium written is primarily due to the higher quota share of the underwriting risk that Hartville assumed.

Philip Heckman, Ph.D., ACAS, MAAA of Heckman Actuarial Consultants, Ltd., has conducted actuarial studies with updates on the overall experience, rate adequacy, and reserve requirement provisions of the Petshealth Care Plan following the establishment of Hartville Re from April 2001 through December 31, 2004. The aggregate loss ratio inclusive of all loss adjustment expenses (LAE) from 2001 through March 31, 2005 has ranged between 55% and 65% with some upward trending overtime; therefore, periodic rate adjustments have and will continue to be made. The reported loss ratio on the entire pet health insurance book from January 1, 2003 through March 31, 2005, on a cash basis, which is total premium collected to actual total claims paid out including LAE was 52.24% and 59.92% with an IBNR (incurred but not reported) reserve. As of the period ending March 31, 2005, Hartville Re’s quota share of retained risk on the reinsurance treaties for 2004 reported a 65.6% loss ratio with LAE as compared to the reinsurance treaties of 2003 which, as of this ending period, reported a 61% loss ratio for our quota share of retained risk. The 2004 treaty loss ratio is a combination of two separate reinsurance agreements. The first agreement is with our former fronting insurance carrier wherein the loss ratio is reporting 42.7%. The second agreement is with the intended insurance acquisition and is reporting a 71.3% loss ratio. This higher loss ratio on the second agreement is the result of moving our pet insurance business on July 1, 2004 and then again on September 1, 2004, which created an adverse retention ratio. Hartville Re having retained 100% of the underwriting risk, for a short specific period, selected against itself in that the entire life cycle of the policy could not be recognized. Management views this as an isolated event with the loss ratio resuming to normal ranges; however, this adversity of risk selection will carry into the second quarter of 2005.

Commissions earned by Petsmarketing Insurance.com for the three months ended March 31 2005 was $256,603. This compares to commissions earned of $1,462,268 for the three months ended March 31 2004. The decrease from 2004 was due to a-one time recognition of a sliding scale commission in 2004 of $934,001. Of the $934,001, $609,107 was reversed in subsequent quarters due to adverse claims development. Commissions retained by the Agency were 20% for the three-month period ended March 31, 2005 compared to 30% for the three months ended March 31, 2004.

Operating expenses were $2,834,329 for the three-month period ended March 31, 2005 compared to operating expenses of $1,832,726 for the three months ended March 31, 2004. Operating Expenses increased due to a number of factors:

•	Increased employment costs due to an increase in staff hired in the fourth quarter of 2004 of $80,858.

•	Amortization of a proprietary software system which the company began amortizing in July 2004 of $116,342.

•	Amortization of fees of investment banking and legal costs on capital raised in 2004 of $157,070.

Operating income (loss) for the three-month period ending March 31, 2005 was $(1,744,062) as compared to the three-month period ending March 31, 2004 of $423,290. Operating loss from insurance operations is attributed to an increased operating expense ratio as explained above and reduced income.

Other income increased from $ 24,134 for the three-month period ended March 31, 2004 to $40,280 for the three-month period ended March 31, 2005. Other income is interest income on cash accounts.

Other expense increased from $0 for the three-month period ending March 31 2004 to $351,584 for the three-month period ending March 31 2005 . Other expenses are expenses associated with the operations of the parent company for interest penalties on failure to register shares of stock and warrants pursuant to the October 8, 2003 Stock Purchase Agreement and financing costs on all convertible debenture transactions.

The net income (loss) for the three-month period ending March 31 2005 was $(2,055,366) or $(0.14) per share. This compares to a net income of $447,424 or $.04 per share for the three-month period ending March 31 2004 . The net loss is comprised of: First, the reinsurance segment (Hartville Re) reduction in ceded premium due to policy runoff — 2004 premium was $1.9mm compared to $1.5mm in 2005 — from a discontinued marketing campaign with PetPartners / American Kennel Club;. Second, agency segment (Petsmarketing) reduction in commission income due to premium runoff as noted in the reinsurance segment; and increased operating expenses through expansion of staff. Third, holding company segment (Hartville) legal and brokerage fees associated with capital funding transactions, i.e. the various debt transactions in 2004; interest penalties on failure to register shares pursuant to the agreements; and non-recoverable costs associated with the termination of the insurance company acquisition. Net income was affected by a number of one time costs as discussed above in the Operating Expense segment. The terminated insurance acquisition together with the Company failing to register shares timely, impacted the Company’s overall business model. The business model which calls for a self sufficient pet insurance delivery and risk retention operation is expected to deliver profitable and measurable returns to investors as demonstrated in 2003.

Liquidity and Capital Resources.

The Company has financed its operations and other working capital requirements principally from operating cash flow and capital raised through the issuance of convertible debt. On October 20, 2003, the Company completed a five million dollar ($5,000,000) private placement of its securities. The Company used the proceeds of this transaction to retire a $3,000,000 note payable with the remainder to be used for working capital. On August 16, 2004 the Company raised $3,300,000 through Secured Convertible Promissory Notes. They are at 18% interest and were due October 18, 2004. This note was paid in full October 20, 2004. On November 26, 2004, the Company raised $11,038,780 using Convertible Debentures due November 11, 2006, which included Warrants. The convertible debt is for 2 years with a 7% coupon. The full amount of interest was prepaid. The conversion price in effect in any conversion date shall be equal to the lesser of $2.25 (subject to adjustment) or 80% of the average of the five closing prices immediately prior to such conversion date, provided, however, the Conversion Price shall never be equal to a price lower than $0.95 (subject to adjustment). This price was later amended on February 17, 2005 to a conversion price of $0.95. The warrants are five year warrants with the same amended conversion price. The Warrants expire in five years and are to purchase up to 4,906,124 shares of common stock at $.95 a share. The Company has an obligation, pursuant to registration rights agreement, to register for resale the shares underlying the Convertible Debentures and the Warrants by June 30, 2005 in order to avoid liquidated damages to investors. The funds raised were used to pay in full the note due November 19, 2004. There was a 7% fee along with 25,000 warrants per $1,000,000 raised that is due to the lead investment banker. As a result of raising capital through Convertible Debentures and issuing warrants, together with unregistered shares of stock issued for services, a potential beneficial discount to holders was created. The Company in accordance with FASB 123 “Accounting for Stock Based Compensation” and EITF 98-5 has recognized in its restated 2003 financial statements the non-cash non recurring expense of $554,861 and $1,859,911 for 2004 in connection with these instruments. The Company, in accordance with EITF 98-5, will recognize through 2006, using the effective interest method, $11,038,780 in non-cash expenses in connection with the potential beneficial conversion discount on these Convertible Debentures.

The Company has sufficient operating cash for 2005. Outgoing cash flows for marketing initiatives will be offset with incoming cash flows from the recoverable costs of $2,303,333 through the Mutual Release with the Department of Insurance, related to the termination of the acquisition of an insurance company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATION FOR THE YEAR ENDED DECEMBER 31, 2004

THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HARTVILLE GROUP SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT.

THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, HARTVILLE GROUP‘S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO COMPETITION AND OVERALL MARKET CONDITIONS.

Premiums on in-force policies for the twelve-month period ending December 31, 2004 were $5,993,343. This resulted in gross revenue of $5,663,057, as compared to the twelve months ended December 31, 2003, which had a premium on in-force policies of $8,241,408 resulting in gross revenue of $4,811,850. The difference being in 2003 risk retention moved from 20% to 40% wherein 2004 risk retention was a constant 40% increasing for a short duration to 100% in July 2004. The reducing premium on in-force policies at December 31, 2004 was the result of discontinuing a marketing campaign with PetPartners who had the marketing arrangement with the American Kennel Club. Loss experience and administrative costs were above acceptable levels on this program; therefore, the Company discontinued its relationship. Although sales continue on new pet insurance policies the runoff of existing customers through the PetPartner/AKC relationship was at a greater rate than new business growth. This runoff ended on March 2005; thus annualized premium on in-force policies will be on the increase in 2005.

Loss (claims) ratio, including reserves for the treaties covering the period from January 1, 2002 through December 31, 2004, was 60.11%.

Casualty Actuarial Services Phil Heckman of Heckman Actuarial Consultants, LTD conducted an actuarial study of the overall experience of Petshealth Care Plan from their inception in January 1998 through April 2002 and has provided annual updates. The review also analyzes the overall rate adequacy of the new rates being used currently by the insurance company. The aggregate pure loss ratio was 55.7% and was relatively stable month to month with some upward trending over time. The new rates to be introduced in 2005 will reflect an overall 15% rate increase and are projected to achieve a 50% loss ratio in the 2005 period. This leaves 30% to cover acquisition administration and profit while delivering a gross underwriting margin of 20%.

Operating expenses were $12,764,514 for the twelve-month period ended December 31, 2004 compared to operating expenses of $4,696,823 for the twelve months ended December 31, 2003. The increase in operating expenses is principally due to losses and expenses from an increase in volume of premium sales. The increased general and administrative expenses are due to an increase in volume of premium sales. Revenues as indicated come from Agency commissions and risk retention that both stem from insurance premiums. The Agency had a reduction in the number of in-force policies thereby reducing premiums. This reduction in premium reduced potential underwriting income (loss) at the reinsurance subsidiary “Hartville Re”. These factors together with the temporary placement of pet insurance policies with an underwriter who assumed 100% of the risk; the change in accounting practice with respect to the capitalization of policy acquisition costs and the period over which the deferred costs are amortized; termination of acquisition of the insurance company acquisition; and legal and brokerage fees associated with several capital raises increased the Company’s expense ratio. A good portion of these expenses are one time charges and should not be reoccurring. The change in accounting treatment of policy acquisition contributed to 50% of agency’s segmented loss or $1.5 million loss. The parent company (Hartville Group) had investment banking costs on capital raised; non-recoverable costs of the terminated insurance acquisition; penalties associated with not registering shares pursuant to stock purchase and in accordance with FASB 123 “Accounting for Stock Based Compensation” a compensation charge applied to the issuance of options, warrants and shares in exchange for services, and in accordance with EITF 00-27, a beneficial conversion charge related to convertible debenture transactions in 2004 which contributed to this net loss. These beneficial discounts were reflected as a non recurring non-cash interest expense and totaled $1,859,911. The identified parent company expenses represented 82% of the holding company’s overall net loss.

Operating income (loss) for the twelve-month period ending December 31, 2004 was $(7,101,457) as compared to the twelve-month period ending December 31, 2003 of $75,188. Operating loss from insurance operations is attributed to an increased operating expense ratio as explained above and reduced income.

Other income decreased from $95,559 for the year ended December 31, 2003 to $67,260 for the year ended December 31, 2004. Other income is interest income on cash accounts.

Other expense increased from $0 for the year ended December 31, 2003 to $1,009,910 for the year ended December 31, 2004. Other expenses are expenses associated with the operations of the parent company for interest penalties on failure to register shares of stock and warrants pursuant to the October 8, 2003 Stock Purchase Agreement and financing costs on all convertible debenture transactions.

The net income (loss) for the twelve months ended December 31, 2004 was $(8,044,107) or $(0.57) per share. This compares to a net income of $120,747 or $.02 per share for the year ended December 31, 2003. The net loss is comprised of: First, the reinsurance segment (Hartville Re) reduction in ceded premium due to policy runoff — 2003 premium was $8mm to $6mm in 2004 — from a discontinued marketing campaign with PetPartners / American Kennel Club; reducing risk retention as a result of placing business with a carrier that retained 100% of the underwriting risk; and increased operating expense as a result of the short duration of risk retention at 100%, i.e., reinsurer unable to recapture earned premium in relation to claim occurrence. Second, agency segment (Petsmarketing) change in accounting practice with respect to the capitalization of policy acquisition costs and the period over which the deferred costs are amortized; reduction in commission income do to premium runoff as noted in the reinsurance segment; and increased operating expenses through expansion of staff. Third, holding company segment (Hartville) legal and brokerage fees associated with capital funding transactions, i.e. the various debt transactions in 2004; interest penalties on failure to register shares pursuant to the agreements; and non-recoverable costs associated with the termination of the insurance company acquisition. Net income was affected by a number of one time costs as discussed above in the Operating Expense segment. The Company in 2003 reported a net income which takes into account the change in accounting practice with policy acquisition costs. The terminated insurance acquisition together with the Company failing to register shares timely, which was due in part to the pending acquisition, impacted the Company’s overall business model. The business model which calls for a self sufficient pet insurance delivery and risk retention operation is expected to deliver profitable and measurable returns to investors as demonstrated in 2003.

In the next 12 operating months, we intend to refocus and grow the pet health insurance business and establish a U.S. Property and Casualty insurance company in order to eliminate our dependency on a fronting — underwriting — insurance company.

New Accounting Standards

In December 2004, FASB issued a revision of Statement No. 123. Statement No. 123(R), Share-Based Payment, is broader in scope than the original statement, which was more narrowly focused on stock-based compensation, and makes significant changes to accounting for “payments” involving employee compensation and “shares” or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity’s securities. Most significant in the standard is the requirement that all stock options be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period. The revised standard becomes effective for interim periods beginning after June 30, 2005 and may be applied prospectively to stock options granted after the effective date and any unvested stock options at that date.

Although the Company’s management has not completed its analysis of the revised standard, the effect of the revised standard’s implementation will be recognition of compensation expense associated with stock options. Previously, the Company has used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Company’s consolidated financial statements.

DESCRIPTION OF THE BUSINESS

History

We were incorporated under the laws of the state of Nevada on February 1, 2001. Our business plan is to provide pet health insurance to the owners of dogs and cats in the United States. We are authorized to issue 50,000,000 shares of common stock, par value $.001 per share, of which 14,576,296 shares are issued and outstanding as of May 27, 2005 and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding as of May 27, 2005.

Overview of Our Company

Hartville is a holding company. Our wholly owned subsidiaries include Hartville Re (“Hartville Re”) and Petsmarketing Insurance.com Agency, Inc. (“Agency”). Hartville Re is a reinsurance company that is registered in the Cayman Islands, British West Indies. Hartville Re was formed to reinsure pet health insurance that is currently being marketed by the Agency.

The Agency is primarily a marketing/administration company concentrating on the sale of its proprietary health insurance plans for domestic pets. Its business plan calls for introducing its product effectively and efficiently through a variety of distribution systems. We presently accept applications, underwrite and issue policies electronically. The Agency, through its proprietary policy fulfillment system — PUPPS (Pet Underwriting Policy Processing System— has the capability to provide online quotes, generate specific applications, approve applications, issue policies, and monitor claim trends on a proactive basis. This capability enables us to effectively manage and control losses. Also, having the ability to recognize loss trends early enables us to amend underwriting guidelines quickly, thereby controlling and delivering appropriate underwriting margins. PUPPS has been installed and was in full use as of July 1, 2004.

Hartville’s business plan calls for a quota share participation on the pet health insurance originated by the Agency. Quota share participation is where insurers elect to assume a certain percentage of risk and thereby share in the amount of claims paid under policies. For example, three insurers elect to assume all the risk on a policy: insurer 1 takes 60% of risk, insurer 2 takes 30% and insurer 3 takes 10%. If a 1,000 claim was made each insurer would be responsible for their percentages; insurer 1 would pay $600, insurer 2 would pay $300 and insurer 3 would pay $100. The products, known as the Petshealth Care Plan and the Company’s generic brand for private label partnerships “Healthy Bark and Purr” work like most major medical plans for people. The plans pay eighty percent of all veterinary costs and medications received for any covered illness or injury (accident) following the annual deductible of $100 per pet. Selected plans provide coverage for routine vaccinations, heartworm testing and flea preventive medications, dental cleanings, and all plans cover the cost to spay or neuter a pet. Pet owners are free to use any veterinarian in the United States and all plans provide a thirty-day risk free trial. In the event that a policyholder is not completely satisfied with the plan and if they have not filed a claim, they can return the policy within thirty days for a full refund (flat cancellation).

There are three plans offered, Basic, Value, and Choice, and they have the following per incident and policy limits, respectively:

Basic	$1,500/$8,000
Value	$3,500/$11,000
Choice	$5,000/$13,000

The current offering (policy) is restricted to only dogs and cats.

The Agency is licensed to act as insurance agency in all 50 states of the United States including the District of Columbia.

Pet health insurance coverage has been successfully marketed in Europe for many years. Hartville’s insurance policies and operations resemble the proven and successful practices of the European market.

All our revenues are derived from premium dollars. The Agency sells pet insurance policies to pet owners who pay insurance premiums, typically monthly using their credit card. As these premiums are collected at the close of each month an insurance report is prepared that shows the total collected premium for the month. This premium is then allocated to the appropriate parties: a) 20% of the premium flows to the Agency as commissions and b) the remaining 80% flows to the reinsurers to pay claims. Insureds can pay these insurance premiums either monthly, quarterly, semi-annually or annually. Insureds can pay by credit card, automatic check withdrawal or by check.

All new and renewal business going forward is written with an internationally recognized insurer who retains 100% of the underwriting risk. This underwriting agreement has been amended effective January 1, 2005 with Hartville Re retaining 50% quota share of the underwriting risk going forward. There are no related party transactions with these reinsurers or MGAs.

We are direct solicitator of our pet insurance plans. We have an inbound call center to enroll perspective pet owners that inquire about our plans. We also sell our plans through the internet. All our personnel are salary based and do not receive commissions. The Company is introducing a commission incentive — one time — to licensed agents in our inbound call center. We receive 100% of the commissions paid on the policies.

We do not depend on any one customer. Our products are unlike other insurance policies where major relationships can prove essential. For example, an agent issuing a policy for a major manufacturer might include a business policy, auto policy, and countless other risk coverage programs that in total could be a substantial premium. Most people have and insure not more than 4 pets, thus the amount of premium paid is not significant. We have and are dependent on our relationship with our fronting insurance carrier. If the insurance carrier elected to no longer write this business Hartville would be forced to find an alternate insurance provider and if unsuccessful would have to cease writing business. This dependency is the basis for the Company seeking to own a US licensed property and casualty insurance company.

Our website for our insurance is www.petshealthplan.com. This system provides inquiring pet owners the ability to enter their pet information into the system and receive an insurance quote. The pet owner, at their option, may either enter their credit card and submit their application for underwriting or simply print off an application and return via mail with a check. Presently, less than 20% of applications received are from online enrollments. The web site is used more for information that later results in an inbound call and enrollment with one of our customer service representatives.

Overview of Our Industry

Veterinary medicine continues to advance due in large part to the adaptation of human health and medical technologies. Today a much wider array of more sophisticated technologies and procedures are available for pets. Examples of these adaptations are the use of CAT scans, MRIs, radiation therapy, and chemotherapy to treat illness and injuries, with cancer treatment representing the highest growth area in veterinary service expenditures (source: The U.S. Market for Pet Care Services, May 2004, Package Facts a division of MarketResearch.com). In part of these expanded treatment options dogs and cats are living longer. The aging dog and cat population further contributes to the increase expenditures in veterinary medicine.

There are presently less than seven companies in the U.S that provide pet health insurance. Our major competitors are Veterinary Pet Insurance (VPI), Pethealth, Inc., and PetPartners. VPI, which was established in 1980, is the oldest and largest provider of pet health insurance. With approximately 400,000 policies in-force, VPI writes an estimated $75 million in pet health insurance premiums. VPI is 65% owned by Scottsdale Insurance Company, a wholly owned subsidiary of Nationwide Mutual Insurance Company, and 9% by the Iams Company. VPI is the most experienced U.S. pet insurance provider. Throughout most of its history their marketing distribution strategy was aligned with veterinary practices but in recent years has entered the employee benefit arena and utilized other media sources. Their primary media focus is in women’s magazines including Good Housekeeping, Oprah, Redbook, Cosmopolitan, Rosie, Better Homes & garden’s, and Martha Stewart Living. Pethealth Inc., was established in Ontario Canada in 1998. Through a subsidiary PetCare Insurance Agency, policies are sold in 45 states and are underwritten by Lincoln National Insurance Company. PetPartners is a United Kingdom company that sells a pet health insurance policy to members of the American Kennel Club.

Our Competitive Strengths

Management believes that we have a competitive advantage in the pet insurance industry because of coverage benefits on our pet health insurance policy. Our policy is similar to a major medical plan and incorporates a wellness care component. Policies have an annual deductible of $100 after which we will reimburse policyholders 80% of customary veterinary costs with the insured responsible for the remaining 20%.

We recognize that marketing strategies and alliances with pet merchandising companies can provide a competitive advantage. We have established marketing alliances with Paws Corporation (Jim Davis, creator of the comic strip character “Garfield”) and the Catalina Marketing Company which provides the electronic checkout message services in grocery stores.

Our Business

Through our insurance Agency we sell, administer, process claims, and assume a portion of the risk (claim loss) on pet health insurance policies that provide coverage to policyholders for the cost of veterinary services associated with an illness, injury, accident, and specifically name wellness or preventive care services for dogs and cars. Wellness or preventive care costs are those cost incurred when no illness or injury is present.

Our Customers

Potential policyholders are the owners of dogs and cats in the United States. The American Veterinary Medical Association, in their biannual study entitled “U.S. Pet Ownership and Demographic Sourcebook”, reported that there are some 37.9 million dog owning and 33.1 million cat owning households in the U.S. These households make up the population of more than 132 million dogs and cats in the U.S.

Intellectual Property

Our business and competitive position are dependent upon our ability to protect as much as possible the proprietary information we use in our business. We will rely on trade secret law and nondisclosure and other contractual arrangements with our marketing partners, reinsurers, and our employees to protect such proprietary information. Despite our efforts to protect such proprietary rights (though confidentiality agreements), unauthorized parties may attempt to obtain and use information, since policy forms, rates, underwriting guidelines, and actuary reports that we regard as proprietary are public information with all Departments of Insurance. There can be no assurance that others will not independently develop substantially equivalent proprietary information or products or that we can effectively protect our rights to unpatented trade secrets or other proprietary information or that we have the resources to defend the misuse or misappropriation of our proprietary information.

Operations and Offices

We operate our entire operation from the Canton, Ohio office. We employed 48 full-time personnel as of March 31, 2005. The staff reviews all policy applications and issues policies; and reviews all claims and issues payment of claims when appropriate. We usually pay all proper claims in 30 days or less. The staff maintains all records and makes all required reports to the various regulating authorities.

Most aspects of our operations are regulated by government agencies. Each state of the United States of America regulates the conduct of Insurance business within its borders. This is done by the Department of Insurance, a subdivision of the State Government. The Department sets forth the policies of insurance that may be sold in the state and licenses all persons and companies that sell policies. Hartville Group’s 100% owned subsidiary Petsmarketing Insurance.Com Agency is licensed by 50 State Departments of Insurance including DC.

Hartville Re is licensed as an insurance company by the government — Monetary Authority — of the Cayman Islands, British West Indies. The government regulates the kind of policies we may reinsure, who may manage us, the way our finances are maintained, and the way our capital may be invested. We contract with Caledonian Insurance Services Limited, a division of Caledonian Bank, to provide insurance management services for Hartville Re.

Caledonian Insurance Services Limited is validly licensed pursuant to the insurance law to carry on insurance business in the Cayman Islands and is validly licensed pursuant to the insurance law to carry on business as an insurance manager in the Cayman Islands. As the insurance manager Caledonian shall provide to Hartville Re those services, acts or things as are reasonably necessary and/or desirable for the efficient operation of the business which includes: a) Provide such properly qualified and experienced staff and such premises and support services; b) keep separate books of account, bank accounts and accounting records; c) collect and/or supervise the collection of all monies due in connection with the business; d) purchase office supplies necessary to conduct business; e) maintain minute books; f) all filings and returns required by the insurance law; g) attend all board meetings; and h) act as general representative of Hartville for the purposes of insurance law.

Information Systems

Our primary management and communications systems are centralized and controlled in our corporate headquarters. We accept applications, underwrite and issue policies electronically. The Agency, through its proprietary policy fulfillment system — PUPPS (Pet Underwriting Policy Processing System) — has the capability to provide online quotes, generate specific applications, approve applications, issue policies, and monitor claim trends on a proactive basis. This capability enables us to effectively manage and control losses. Also, having the ability to recognize loss trends early enables us to amend underwriting guidelines quickly, thereby controlling and delivering appropriate underwriting margins. Depreciation extends over 36 months.

Growth Strategy

Expanding Veterinary Practice Relationships. We intend to continue expanding and strengthening existing relationships with veterinary hospitals while simultaneously developing new relationships. Toward this end, we have expanded our marketing department and our management team. This expansion should enable us to better understand not only pet owners but the veterinary profession as well.

Expanding Marketing Distribution Channels. We intend to increase awareness of our pet health insurance among pet owners through print media in newspapers and magazines, radio and television ad campaigns. We also intend to establish marketing relationships with retailers, pet groomers, pet sitters, and internet sites to leverage access to pet owners.

Competition

The pet health insurance industry has few providers; however, these companies are aggressively establishing exclusive relationships given the limited availability of pet insurance.

Government Regulation

Our pet health insurance business is subject to numerous and complex international and state laws and regulations relating to, among other things, the licensure of companies engaged in providing coverage against loss, licensure of companies and individuals engaged in the solicitation — selling — of insurance policies, and our operations in general. If we fail to comply with these laws and regulations, we could incur civil and/or criminal penalties and equitable remedies. Similarly, a failure by any of our employees to follow all applicable laws and regulations, our internal policies, or the clients’ policies could result in negative publicity or legal liability for us.

Description of Property

We do not own any real property. Our only material lease as of May 31, 2005 is our corporate headquarters located at 3840 Greentree Avenue Southwest, Canton, Ohio 44706, and is comprised of 12,300 square feet. The lease will expire on March 1, 2015.

EXECUTIVE COMPENSATION

Summary Compensation Table

     Set forth below is information concerning the compensation paid to, or accrued for, the Company’s chief executive officer and its four most highly compensated executive officers (whose compensation exceeds $100,000), other than the chief executive officer, for the Company’s fiscal years ended December 31, 2004, 2003, and 2002:

				Long-Term
				Compensation
				Awards
				Securities
				Underlying
Name		Annual Compensation		Options	All Other
and Principal Position	Year	Salary	Bonus	Granted	Compensation
W. Russell Smith III (1)	2004	$120,000	$75,000	100,000	$0
CEO and President	2003	$45,000	$0	0	$0

Hirsch C. Ribakow (2) Chief Operating Officer	2004	$7,212	$0	100,000	$566

(1)	Mr. Smith resigned as our CEO and President in April 2005 and resigned as a director effective June 2, 2005.

(2)	Mr. Ribakow joined the Company in November 2004. On an annualized basis, his base salary is $125,000, plus an annual auto allowance of $6,000.

Option Grants in Last Fiscal Year

     The following table shows the number of options granted in 2004 to the individuals named in the Summary Compensation Table and estimates the potential realizable value of these option grants.

Individual Grants
% of Total
	Number of	Options
	Securities	Granted to	Exercise
	Underlying	Employees	or Base
	Options	In Fiscal	Price	Expiration
Name	Granted	Year	($/sh)	Date
W. Russell Smith III	100,000	36.7%	$3.00	3/31/14

Hirsch C. Ribakow	100,000	36.7%	$2.31	11/29/04

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

     The following table sets forth stock option exercises during 2004 by the executive officers named in the Summary Compensation Table and shows the number of shares of Common Stock represented by both exercisable and non-exercisable stock options and the value of in-the-money stock options (exercisable and non-exercisable) held by each of the named executive officers as of December 31, 2004.

Number of Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
	Shares		Options at	Options at
	Acquired		Fiscal Year-End (#)	Fiscal Year-End ($)(1)
	On	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable	Unexercisable
W. Russell Smith III	—	—	100,000/0	—

Hirsch C. Ribakow	—	—	100,000/0	—

(1)	Value is based on the $1.72 per share closing price of the Company’s Common Stock on December 30, 2004, less the exercise price.

Employment Agreements, Termination of Employment and Change-in-Control Arrangement

     In November 2004, the Company entered into an employment agreement with Hirsch Ribakow, our Chief Operating Officer. The term of the agreement is three years. The agreement provides for a base salary of $125,000 and an annual auto allowance of $6,000. Pursuant to the agreement, Mr. Ribakow is entitled to receive options to purchase an aggregate of 200,000 shares, with 100,000 shares vesting ratably over three years (which was granted to Mr. Ribakow in November 2004 at an exercise price of $2.31 per share) and 100,000 shares vesting subject to performance criteria to be determined by the Board of Directors. If Mr. Ribakow’s employment is terminated by the Company without cause (as such term is defined in the employment agreement), Mr. Ribakow will be entitled to receive a severance amount equal to three months of his base salary then in effect. If Mr. Ribakow’s employment is terminated by the Company without cause within one year of a change of control (as such term is defined in the employment agreement), Mr. Ribakow shall be entitled to a severance amount equal to one year of his base salary then in effect and all unvested options shall immediately vest.

Compensation of Directors

     Directors of the Company do not receive cash compensation for their services as directors or as members of committees of the Board, but are reimbursed for their reasonable expenses incurred in attending meetings. Directors are eligible to receive options under the Company’s Non-Qualified Stock Option Plan. These options are issued at such times and in such amounts as may be determined by the Board of Directors. During the fiscal year ended December 31, 2004, each of Dr. Alan J. Kaufman, Roger A. Kimmel, Jr. and Nicholas J. Leighton were granted options to purchase 60,000 shares at an exercise price of $3.00 per share and Dr. Tomas Neuzil was granted an option to purchase 30,000 shares at an exercise price of $3.00 per share.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position
Michel Amsalem	58	Director
Dr. Alan J. Kaufman	67	Director
Roger A. Kimmel, Jr.	62	Chairman of the Board of Directors
Nicholas J. Leighton	44	Director
Dr. Tomas Neuzil	60	Director, Secretary
Dennis C. Rushovich	54	President and Chief Executive Officer
Hirsch C. Ribakow	42	Chief Operating Officer

     Biographical information regarding each member of the Board of Directors and our executive officers is set forth below:

     Michel Amsalem has served as our director since December 6, 2004. Mr. Amsalem is the Founder of Midsummer Capital LLC, the investment manager of the Midsummer group of funds/investment partnerships, and has served as its President since July 2001. From May 1999 to June 2001, Mr. Amsalem was a managing director of Omicron Capital, LLC, an asset-based financing firm. Mr. Amsalem has over thirty years of experience in the origination, structuring, negotiation and management of investments in complex environments. Prior to Midsummer Capital LLC, Mr. Amsalem was successively Founder and Managing Director of Citibank’s Structured Finance Department, of Banque Indosuez’ Investment Bank for Latin America and Eastern Europe and of Patricof Emerging Markets. Mr. Amsalem started his career at the International Finance Corporation, the private sector arm of the World Bank. Mr. Amsalem received his Doctoral degree from Harvard University and his MBA from Columbia University where he presently teaches business policy and strategy courses as a management professor. Mr. Amsalem is a graduate of Ecole des Hautes Etudes Commerciales in France.

     Dr. Alan Joseph Kaufman has served as our director since February 23, 2004. Dr. Kaufman is a retired neurosurgeon and has been retired for the past five years. Dr. Kaufman served on the Board of Directors of Tesoro Petroleum Corp. (NYSE: TSQ) in San Antonio, Texas from 1995 through 1999 and presently serves on the Board of Directors and on the Audit Committee and Compensation Committee of Newpark Resources (NYSE: NR) in Melairie, Louisiana.

     Roger A. Kimmel, Jr. has served as our director since November 7, 2003 and was appointed Chairman of the Board of Directors in April 2005. Since founding the law firm of Kimmel, Lembright & Bosco in 1975, Mr. Kimmel has engaged in a general corporate practice including areas of public offerings and the private placements of securities, stock and asset acquisitions, mergers and acquisitions, representation of closely held businesses, federal and state securities laws compliance matters, corporate governance and other related securities issues. Mr. Kimmel was admitted to practice law in Ohio in 1972, received his BS at Ohio University and his JD at Cleveland-Marshall College of Law.

     Nicholas John Leighton was appointed to our Board of Directors on February 23, 2004. Mr. Leighton has served as the director of operations of Strategic Risk Solutions (Cayman), a provider of captive management, wholesale brokerage and alternative risk transfer solutions, since January 2005. Prior to Strategic Risk Solutions (Cayman), Mr. Leighton was a managing director of Caledonian Insurance Services Limited, a provider of insurance services, from November 2000 until January 2005. From June 1997 through November 2000, Mr. Leighton was a director of AON Insurance Managers Limited. Mr. Leighton has recently been made a Fellow of the Institute of Risk Management, where he won the IAU prize for his dissertation “The Development of the Protected Cell Company.”

     Dr. Tomas Neuzil has served as our director since our incorporation in 2000 and currently serves as our Executive Vice President and a director of Petsmarketing Insurance Agency.com, Inc. Dr. Neuzil is also a director of Hartville Re. From March 2001 to November 2003, Dr. Neuzil was the Medical Director of Pets Health Insurance Agency. Prior to that, Dr. Neuzil was the Director of Veterinary Services for Pets Healthcare Insurance. Dr. Neuzil is a licensed veterinarian with 12 years of practice experience in an accredited American Animal Hospital Association (AAHA) hospital. Dr. Neuzil has 15 years of experience as director of a state and national veterinary medical association. In addition, Dr. Neuzil was formerly the president of the American Society of Veterinary Medical Association Executives. Dr. Neuzil received a Doctorate Degree in Veterinary Medicine from Iowa State University.

     Dennis C. Rushovich has served as our director since December 6, 2004. In April 2005, Mr. Rushovich was appointed to serve as our President and Chief Executive Officer. Mr. Rushovich is the founder of Strategic Financial Solutions, Inc., a consulting, software, and services supplier to financial institutions, and served as its CEO from November 1999 to the present. Prior to founding Strategic Financial Solutions, Inc., Mr. Rushovich co-founded and was COO and CFO of Independent Financial Marketing Group, a marketer of investment and insurance products to financial institutions nationwide. Prior to starting Independent Financial Marketing Group, Mr. Rushovich had responsibility for finance and operations for Financial Planning Services Ltd., one of the largest marketers of insurance and investment products in South Africa. Mr. Rushovich graduated from Witwatersrand University in Johannesburg, South Africa with a B.Com. degree in Business Administration and Accounting, and a B.ACC degree in Accounting and Computer Science. Mr. Rushovich holds a Certificate in the Theory of Accounting and received the qualifications of Chartered Accountant (South Africa) and NASD Series 7 & 27.

Hirsch C. Ribakow has served as our Chief Operating Officer since November 2004. Previously, Mr. Ribakow served in various positions at Nationwide Insurance, including as a business consultant from August 2003 to May 2004, as a product manager from December 2001 to August 2003 and as worksite director from August 1997 to December 2001. Mr. Ribakow holds a JD from the University of Baltimore and a BS from Towson University.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Stock

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 2, 2005 by: (i) each person or entity who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) for the fiscal year ending December 31, 2004, the Company’s Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation Table in this Proxy Statement; and (iv) the Company’s directors and executive officers as a group. Except as otherwise indicated, and subject to any interests of the reporting person’s spouse, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

	Number of
	Shares
	Beneficially
Name	Owned (1)	Percent (2)
Islandia, L.P. (3) c/o John Lang, Inc. 485 Madison Avenue, 23rd Floor New York, New York 10022	1,766,053	12.1%
Midsummer Investment, Ltd. (4) c/o Midsummer Capital LLC 485 Madison Avenue, 23rd Floor New York, New York 10022	1,766,052	12.1%
W. Russell Smith III (5)	906,000	6.2%
Robert Cashman 18482 Park Villa Place Villa Park, California 92861	1,000,000	6.9%
Whiskers, Inc. 385 Sanctuary Court Henderson, Nevada 89014	896,237	6.1%
Michel Amsalem (6)	1,766,052	12.1%
Dr. Alan J. Kaufman (7)	241,822	1.7%
Roger A. Kimmel, Jr. (8)	60,000	*
Nicholas J. Leighton (9)	60,000	*
Dr. Tomas Neuzil (10)	137,000	*
Dennis C. Rushovich (11)	100,000	*
Hirsch Ribakow (2)	100,000	*
All executive officers and directors as a group (8 persons) (3)	2,154,874	17.1%

*	Represents less than 1%.

(1)	The number of shares beneficially owned by each person or group as of June 2, 2005 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options.

(2)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 14,576,296 shares of Common Stock outstanding on June 2, 2005 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of options.

(3)	Beneficial and percentage ownership information is based on information contained in a Schedule 13D filed with the SEC on December 27, 2004.

(4)	Beneficial and percentage ownership information is based on information contained in a Schedule 13D filed with the SEC on January 19, 2005.

(5)	Mr. Smith resigned as our CEO and President in April 2005 and resigned as a director effective June 2, 2005. Includes 100,000 shares issuable upon exercise of options.

(6)	Represents 1,766,052 shares held by Midsummer Investment, Ltd., of which Mr. Amsalem is a Director. Mr. Amsalem disclaims beneficial ownership of the shares held by Midsummer Investment, Ltd., except to the extent of his pecuniary interest in Midsummer Investment, Ltd.

(7)	Represents 181,822 shares held by Alan Kaufman Capital, Inc., a corporation in which Dr. Kaufman is the sole shareholder and includes 60,000 shares issuable upon exercise of options.

(8)	Represents 60,000 shares issuable upon exercise of options.

(9)	Represents 60,000 shares issuable upon exercise of options.

(10)	Includes 47,000 shares held by Dr. Neuzil’s wife and 30,000 shares issuable upon exercise of options.

(11)	Mr. Rushovich was elected as our CEO and President in April 2005.

(12)	Represents 100,000 shares issuable upon exercise of options.

(13)	Includes 310,000 shares issuable upon exercise of options for all executive officers and directors as a group.

Changes in Control

We are not aware of any arrangements which may result in a change in control of the Company.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws and is qualified in its entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this prospectus is a part.

CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of common stock with a par value of $.001 per share and 5,000,000 shares of preferred stock with a par value of $.01 per share. As of May 27, 2005, there were 14,576,296 shares of our common stock issued and outstanding held by 2,091 stockholders of record. This number does not include stockholders for whom shares were held in a “nominee” or “street name.” All shares of common stock outstanding are validly issued, fully paid and non-assessable.

As of May 27, 2005, there were no preferred shares issued and outstanding. The preferred stock, which is commonly known as “blank check preferred,” may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by the directors, in their sole discretion, at the time of issuance.

Voting Rights

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of stockholders. The stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

Dividend Policy

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Miscellaneous Rights and Provisions.

Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

Anti-Takeover Effects of Provisions of the Articles of Incorporation

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes, including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of the Company’s Board of Directors. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Convertible Debentures with Warrants

On November 11, 2004, the Company issued $11,038,780 of two-year Convertible Debentures due November 11, 2006 together with five-year Warrants to purchase up to 4,906,124 shares of common stock. This convertible debt carries a 7% annual coupon. The full amount of interest was prepaid. There was a 7% fee along with 237,495 five-year warrants priced at $.95 issued to the lead investment banker. A portion of the funds raised was used to pay in full the note due November 18, 2004. The conversion price in effect on any conversion date was set to the lesser of $2.25 (subject to adjustment) or 80% of the average of the five closing prices immediately prior to such conversion date with a floor of $0.95 per share (subject to adjustment). Due to failure by the Company to file its registration statement within the agreed time period this conversion price was re-set on February 17, 2005 to $0.95 per share with the stock registration period extended to June 30, 2005 and liquidated damages suspended until that date. The warrants were issued as exercisable at a price of $.95 per share, a price that has not changed since their issue. The fair value of the warrants issued resulted in a beneficial conversion impact on the debt. The beneficial conversion impact was accounted for in accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Instruments”. Accordingly, additional paid-in capital of $11,038,780 and a non recurring non-cash discount of these Convertible Debentures of $163 were recorded due to the beneficial conversion feature. The non recurring non-cash discount has been reflected as a reduction in the outstanding balance of the Convertible Debentures for financial reporting purposes. These non recurring non cash discounts will be amortized over the life of the Debenture as an expense using the effective interest method. However, the Company remains obligated for the entire contractual balance of the Convertible Debentures of $11,038,780 which is due at November 11, 2006.

On August 31, 2004, the Company entered into a security purchase agreement with an investment fund. The security purchase agreement was for convertible debt with a face value of $3,000,000. The debt was at 10% annual interest due monthly. The debt was convertible into common shares at maturity, on November 18, 2004, at a price per share of $1. The holder of the note could not convert to common shares until maturity and the Company could repay the debenture at any time before maturity thus avoiding conversion into shares. This convertible debt was re-paid in full on November 11, 2004 out of the Company’s issuance of convertible debentures discussed below. Attached to this convertible debenture were five-year warrants for 499,999 shares exercisable at a price of $4.25 per share. The exercise price of these warrants was re-set to $0.95 per share as a result of the November 26, 2004 Convertible Debenture transaction (see below). This re-pricing resulted in a beneficial discount on the warrants issued in connection with the August 31, 2004 Convertible Debenture. This beneficial discount has been reflected as a non recurring non-cash interest expense of $30,804 with the corresponding adjustment to paid-in capital.

Warrants

On February 19, 2003, in connection with the $3,000,000 loan and security agreement transaction with a finance company, we issued 300,000 warrants. The price on the warrants was set at $.87. In accordance with EITF 98-5 an interest charge related to the fair value of these warrants resulted is a non recurring non-cash expense of $12,161. These warrants were converted in a cashless transaction on July 16, 2004, wherein 85,309 shares of our common stock were issued.

On October 8, 2003, we closed on a financing transaction with Barron Partners, LP and certain investors (the “Investors”). Upon the closing on the Stock Purchase Agreement, we issued 5,263,158 shares of our Common Stock at $0.95 per share for an aggregate purchase price of $5,000,000. In connection with this financing transaction we issued 2,631,579 three-year Warrants to purchase shares of our Common Stock at $1.90. In accordance with EITF 98-5 an interest charge related to the fair value of these warrants resulted is a non recurring non-cash expense of $11,995. Under the terms of these agreements we were required to file, at our expense, a registration statement under the Securities Act of 1933, covering the resale of their shares. Such registration statement was to have become effective by April 8, 2004. These agreements represent 5,263,158 shares of our outstanding common stock and warrants to purchase up to 2,631,579 shares of our common stock. We have not met this deadline and we are paying liquidating damages per month of an amount equal to 1% of the purchase price for those shares covered by the private placement transaction completed on October 8, 2003, until such time as the restrictive legend is removed and these shares, including the underlying shares from the warrants are freely tradable. These shares presently may be sold under Rule 144 of the Securities Act and are subject to significant restrictions in the case of shares held by persons deemed to be our affiliates.

On November 20, 2003, the Company issued to advisory consultants for services 360,000 warrants. The price on the warrants was set at $3. In accordance with FASB 123 “Accounting for Stock Based Compensation” a compensation charge related to the fair value of these warrants resulted is a non recurring non-cash expense of $64,488.

On December 8, 2003 Barron Partners, LP exercised warrants in exchange for 1,921,053 shares of our Common Stock at $1.90 per share.

On July 1, 2004 the Company issued to its public relations firm 500,000 warrants. The price on the warrants was set 250,000 at $5 and 250,000 at $6. In accordance with FASB 123 “Accounting for Stock Based Compensation” a compensation charge related to the fair value of these warrants resulted is a non recurring non-cash expense of $787,011.

LEGAL PROCEEDINGS

We are subject to various claims and legal actions in the ordinary course of our business, which matters may include policyholder claim liability, professional liability issues, contract disputes, payroll and employee-related matters and inquiries by governmental agencies regarding our employment practices. We are not aware of any pending or threatened litigation that we believe is reasonably likely to have a material adverse affect on our results of operations, financial position or liquidity.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Articles of Incorporation and Bylaws include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGE IN INDEPENDENT ACCOUNTANT

On January 18, 2005 the Company, acting through its Audit Committee, engaged BDO Seidman as the Company’s independent accountant for the fiscal year ending December 31, 2004. BDO Seidman replaced Pollard-Kelley Auditing Services, Inc. (“Pollard-Kelley”), who was dismissed as the Company’s independent accountant by the Audit Committee effective January 18, 2005. The Audit Committee approved the dismissal. The decision to dismiss Pollard-Kelley was communicated by the Company to Pollard-Kelley on January 18, 2005.

The audit report of Pollard-Kelley on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2003 did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements as of and for the year ended December 31, 2003 and in the subsequent interim period through January 18, 2005, there were no disagreements with Pollard-Kelley on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Pollard-Kelley, would have caused Pollard-Kelley to make reference to the matter in his report.

During the two most recent years and the subsequent interim period through January 18, 2005, neither the Company nor anyone on behalf of the Company consulted with BDO Seidman regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or on any matter considered important by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.

BDO Seidman has been selected by the Audit Committee as the independent accountant for the Company’s fiscal year ending December 31, 2005.

FAMILY RELATIONSHIPS, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any two or more of our directors or executive officers.

On June 2, 2005, W. Russell Smith III, our former President, CEO and director, repaid an obligation owed to the Company by assigning 94,000 shares of the Company’s common stock to the Company.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our Financial Statements have been included in this prospectus in reliance upon BDO Seidman, LLP, Certified Public Accountants, and Pollard-Kelley Auditing Services, Inc., as experts in accounting and auditing.

Baker & Hostetler LLP will pass on the validity of the shares of common stock offered hereby for us.

REPORTS AND OTHER INFORMATION TO STOCKHOLDERS

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and we are required to file periodic reports and other information with the Securities and Exchange Commission. We have filed this Form SB-2 registration statement with the Securities and Exchange Commission. The following documents may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549: (a) this registration statement and exhibits thereto and (b) periodic reports and other information filed with the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS

Hartville Group, Inc.

Report of Registered Independent Public Accounting Firm

Board of Directors and Stockholders
Hartville Group, Inc.

We have audited the accompanying consolidated balance sheet of Hartville Group, Inc. and subsidiaries (the Company) as of December 31, 2004, and the related consolidated statements of income (loss), changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hartville Group, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

BDO SEIDMAN, LLP
Grand Rapids, Michigan
April 20, 2005

Independent Auditors Report Continued

Hartville Group, Inc. and Subsidiaries
Canton, Ohio

We have audited the consolidated Balance Sheet of Hartville Group, Inc. and Subsidiaries as of December 31, 2003 and the related Consolidated Statements of Income, Consolidated Changes in Stockholders’ Equity, and Consolidated Statement of Cash Flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on those financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referenced above present fairly, in all material respects, the financial position of Hartville Group, Inc. and Subsidiaries as of December 31, 2003 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles accepted in the United States of America.

As described in Note 8, the consolidated financial statements as of December 31, 2003, and for the year then ended have been restated.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard Kelley Auditing Services, Inc.

Fairlawn, Ohio
January 29, 2004, except for Note 8 which is as of April 1, 2005.

Hartville Group, Inc. and Subsidiaries

Consolidated Balance Sheets
December 31, 2004 and 2003

	2004	2003

ASSETS

Current Assets
Cash and cash equivalents	$6,104,053	$7,653,463
Commissions receivable	159,130	687,377
Other receivables	2,368,071	154,284
Prepaid taxes	600,000	—
Deferred tax asset	—	300,000
Prepaid expenses	2,860,850	69,588

Total Current Assets	12,092,104	8,864,712

Fixed Assets
Property and equipment — net	2,180,919	264,417
Deferred policy acquisition costs — net	578,329	—

	2,759,248	264,417

Other Assets
Licensing fees, less accumulated amortization of $42,473 and $32,886	12,016	21,603
Other non-current assets	76,263	831,420

	88,279	853,023

Total Assets	$14,939,631	$9,982,152

See accompanying notes to financial statements.

Hartville Group, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2004 and 2003

	2004	2003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$779,117	$8,456
Reserve for losses	176,998	301,847
Accrued expenses	13,308	172,877
Premium deposits	—	766,094
Unearned commissions	19,284	—
Accrued taxes	—	389,839
Current portion of long-term debt	6,000	5,821

Total Current Liabilities	994,707	1,644,934

Long-Term Debt (offset by discount of $1,032,980 on convertible securities in 2004)	10,025,503	25,703

Total Liabilities	11,020,210	1,670,637

Stockholders’ Equity
Common stock, 50,000,000 shares authorized:
$.001 par value; 14,576,296 and 12,096,909 issued and outstanding at December 31, 2004 and 2003	14,576	12,097
Additional paid in capital (including $1,032,980 of beneficial conversion and warrants associated with convertible securities at December 31, 2004)	12,656,372	9,006,838
Retained earnings (deficit)	(8,751,527)	(707,420)

	3,919,421	8,311,515

Total Liabilities and Stockholders’ Equity	$14,939,631	$9,982,152

See accompanying notes to financial statements.

Hartville Group, Inc. and Subsidiaries

Consolidated Statements of Income
For the Years Ended December 31, 2004 and 2003

	2004	2003

Commissions	$1,930,645	$1,952,452
Premiums	3,732,412	2,859,398

	5,663,057	4,811,850
Losses and expenses	2,599,606	1,588,185
Ceded costs	933,140	737,878
General and administrative	9,231,768	2,410,599

	12,764,514	4,696,823

Operating Income (loss)	(7,101,457)	75,188

Other income	67,260	95,559
Other expense	(1,009,910)	—

Income (loss) before taxes	(8,044,107)	170,747
Provision for taxes	—	50,000

NET INCOME (LOSS)	$(8,044,107)	$120,747

Basic net income (loss) per common share	$(0.57)	$0.02
Diluted net income (loss) per common share	$(0.57)	$0.02

See accompanying notes to financial statements

Hartville Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2004 and 2003

	2004	2003

Cash Flows From/For Operating Activities
Net Income (loss)	$(8,044,107)	$120,747
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation	536,627	56,566
Amortization	45,242	9,357
Stock for services expenses (non-cash)	1,859,911	607,961
(Increase) decrease in commissions receivable	528,247	(581,719)
(Increase) decrease in other receivables	(2,213,787)	14,489
(Increase) decrease in prepaid taxes	(600,000)	—
(Increase) decrease in deferred tax asset	300,000	(300,000)
(Increase) decrease in prepaid expenses	(2,575,914)	(18,230)
(Increase) decrease in licensing fees	—	(4,490)
Increase (decrease) in accounts payable	770,661	231,881
Increase (decrease) in accrued expenses	(159,569)	111,348
Increase (decrease) in premium deposits	(766,094)	375,578
Increase (decrease) in unearned commissions	19,284	—
(Decrease) increase in Reserve for Losses	(124,849)	—
(Decrease) in due to fronting carrier	—	(46,630)
(Decrease) increase in Accrued taxes	(389,839)	389,839

Net Cash Provided by /(Used for) Operating Activities	(10,814,187)	966,697

Cash Flows For Investing Activities
Increase in deferred policy acquisition costs	(613,984)	—
Increase in property and equipment	(1,404,198)	(187,737)
Increase in other non-current assets	—	(545,463)

Net Cash Used for Investing Activities	(2,018,182)	(733,200)

Hartville Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (continued)
For the Years Ended December 31, 2004 and 2003

	2004	2003

Cash Flows from Financing Activities
Decrease in stock purchase receivable	—	50,000
Proceeds from notes payable	14,038,780	3,033,056
Payments on notes payable	(3,005,821)	(3,020,551)
Sale of common stock	250,000	6,755,654

Net Cash Provided from Financing Activities	11,282,959	6,818,159

Net Increase (Decrease) in Cash and Cash Equivalents	(1,549,410)	7,051,656

Cash and Cash Equivalents — Beginning	7,653,463	601,807

Cash and Cash Equivalents — Ending	$6,104,053	$7,653,463

See accompanying notes to financial statements

Hartville Group, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2004 and 2003

			Additional		Stock	Total
	Common	Stock	Paid in	Retained	Purchase	Stockholders’
	Shares	Amount	Capital	Earnings	Receivable	Equity
Balance December 31, 2002, as previously reported	3,026,870	$3,027	$1,652,293	$(408,505)	$(50,000)	$1,196,815

Prior Period Adjustment (Note 12)	—	—	—	(419,662)	—	(419,662)

Balance December 31, 2002, as restated	3,026,870	3,027	1,652,293	(828,167)	(50,000)	777,153
Sale of shares	7,794,177	7,794	6,747,860	—	—	6,755,654
Stock issued for services	1,275,862	1,276	594,524	—	—	595,800
Warrants issued for services			12,161			12,161
Receipt of stock receivable	—	—	—	—	50,000	50,000
Net income (as restated)	—	—	—	120,747	—	120,747

Balance December 31, 2003, as restated	12,096,909	12,097	9,006,838	(707,420)	—	8,311,515
Sale of shares	1,794,078	1,794	248,206	—	—	250,000
Beneficial conversion and repricing impact on convertible debt			1,063,784			1,063,784
Warrants issued for services			1,081,203			1,081,203
Stock issued for cashless warrant	85,309	85	(85)	—	—	—
Shares issued for services	600,000	600	1,256,426	—	—	1,257,026
Net income	—	—	—	(8,044,107)	—	(8,044,107)

Balance December 31, 2004	14,576,296	$14,576	$12,656,372	$(8,751,527)	$—	$3,919,421

HARTVILLE GROUP, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

Hartville Group, Inc., (the “Company”) is a provider of dog and cat insurance policies in the United States. The Company, through its wholly owned subsidiaries, Petsmarketing Insurance.com Agency, Inc., and Hartville Re Ltd., formerly known as Hartville Insurance Company Ltd., offers accident, illness and wellness care pet insurance policies to owners of dogs and cats in the United States.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company transactions and balances are eliminated on consolidation.

Development Stage Company

Until October 1, 2003 Hartville Group, Inc. and Subsidiaries (the Company) were development stage companies as defined under Statements of Financial Accounting Standards No. 7. Hartville Group, Inc. was incorporated in the state of Nevada on February 1, 2001 as a holding company of Petsmarketing Insurance.com Agency, Inc., incorporated in the state of Ohio, which sells sickness and accident policies for domestic household pets, for Hartville Group, Inc. and for Hartville Re, which was incorporated in the Cayman Islands on October 19, 2001 and holds a restricted class B Insurer’s License under the laws of the Cayman Islands.

On February 1, 2002 Petsmarketing, Inc. transferred its entire interest in Petsmarketing Insurance.Com Agency, Inc. to Hartville Group, Inc. (A Nevada Corporation) in exchange for 1,500,000 shares of Hartville Group. Also at the same time Petsmarketing, Inc. transferred its entire interest in Hartville Re (A Cayman Island Corporation) to Hartville Group Inc. in exchange for 500,000 shares of Hartville Group. When the transfer was complete Petsmarketing, Inc. owned 2,000,000 of the 2,001,000 shares outstanding of Hartville Group, Inc., thereby making Hartville Group, Inc. a subsidiary of Petsmarketing, Inc. Since there was no significant change in ownership, the transaction was accounted for as similar to a pooling of interests with all assets and liabilities recorded at historical values.

On September 12, 2002 Hartville Group, Inc. the holding company was acquired by Venturelist.com, Inc. a Nevada public reporting corporation. Venturelist.com was a shell at the time of the acquisition and therefore the acquisition was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes. Venturelist.com, Inc. changed it’s name to Hartville Group, Inc. at the time of the acquisition and at the same time Hartville Group, Inc. changed its name to Hartville Equestrian, Inc.

On October 17, 2003 the Company completed a $5,000,000 private placement of its common stock. As part of this transaction the majority stockholder of the Company returned 900,000 shares of its holdings in satisfaction of $1,921,500 of amounts due the Company. The price received by the majority shareholder was based on the quoted market price of the stock. These shares were included in the 5,263,000 shares sold in the private placement. The Company used the proceeds of this transaction to retire the $3,000,000 note payable. The agreement sold each share at $0.95 each and gave the purchaser a warrant for every two shares of stock held to purchase an additional share of the Company’s stock for $1.90 per share. The warrants expire in three years.

The Company is required to register the common shares thus sold within six months of the transaction. If the Company fails to register the shares within the six-month period it is to pay liquidating damages to the investors of 12% per annum of the purchase price. The Company is currently subject to this requirement.

The Company, when originally organized, was to include both an insurance agency and a reinsurance company, which would take an 80% to 90% quota share participation in the pet health insurance thereby increasing the portion of risk and profits retained by the Company. On October 1, 2003 this goal was basically accomplished; therefore, the Company exited the development stage.

For 2003, Hartville Insurance Company LTD has taken a 40% quota share (compared to a 20% per quota share in 2002) participation in the pet health insurance originated by Petsmarketing Insurance.com Agency, Inc. and insured by a nationally licensed insurance company. The remaining 60% of risk (80% in 2002) was ceded to re-insurers. On July 1, 2004 the Company changed fronting carriers and used the insurance acquisition target as a fronting carrier, therefore the Company was able to

HARTVILLE GROUP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

increase its risk retention for the balance of 2004. On September 1, 2004 the Company discontinued use of its target insurance company acquisition as its fronting carrier and began using a internationally recognized carrier and in doing so did not retain any risk on new and renewal business until January 1, 2005 and thereby decreased its re-insurance profits for the year. The policies have been issued on a “claims made” basis with maximum policy limits of $5,000 per occurrence with an annum aggregate of $13,000 for veterinarian’s fees and $5,000 per animal for injury or illness per claim.

Revenue Recognition Policies

Revenue from commissions is derived from the sale of dog and cat insurance policies, for which premiums are billed principally on a monthly basis. Commissions are recognized as revenue on the effective dates of the related monthly insurance premiums. The Company earns commission revenue through the sales of policies through its subsidiary Petsmarketing Insurance.com Agency.

The Company records premium revenues based on policies written during the year through its subsidiary Hartville Re, with premiums earned over the policy period.

The Company has in place Managing General Agency agreements (the “MGA Agreements”) with third party insurance carriers. Pursuant to the MGA Agreements, the Company is responsible for certain product development, marketing and sales, underwriting and claims handling activities. The insurance carriers, including reinsurance carriers of the Company are responsible for the risk associated with the insurance policies. In the United States, Petsmarketing Insurance.com Agency has obtained agency licensing for direct sale of pet insurance in 50 states.

Commissions receivable, represent commissions due the company from the fronting insurance company for premiums received during the previous month. Premium deposits are recorded as cash at year-end with the recording of a corresponding liability to the reinsurance carriers. Ceded costs represent the proportional losses paid on policies under the reinsurance agreements. Hartville Re is a reinsurance company. It receives its income on a net basis. That is, the Company’s revenue is net of claims paid and expenses. However, for accounting purposes this amount is grossed up to show gross premium revenues and expenses of claims paid and loss allowances.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Trust Funds

Under the terms of the MGA Agreements with its insurance carriers, Petsmarketing Insurance.com Agency collects premiums and pays claims on behalf of its insurance carriers. These funds are held in trust for the benefit of the insurance carriers and cannot be used or applied for other purposes.

Income Taxes

The Company provides for income taxes under the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment or substantive enacted date.

Deferred Policy Acquisition Costs

The Company has changed its accounting practice with respect to the capitalization of policy acquisition costs and the period over which the deferred costs are amortized. Under its new practice, the policy acquisition costs include only direct response advertising costs and the compensation costs attributable to the Company’s call-in department, which is responsible for handling new and renewal policy requests. The capitalized costs are amortized over a three-year minimum expected life of the policy period, subject to an assessment of the recoverability of the costs from future revenues from acquired policies, net of related expenses. The Company’s previous policy for capitalization of certain costs, in addition to those which continue to be capitalized under the new policy provided for a five-year amortization. As a result, the financial statements for the year ended

HARTVILLE GROUP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

December 31, 2003 have been restated to conform to the Company’s current practice. See Note 12 for the impact of the restatement.

Property and Equipment

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful lives, which range from three to seven years, using the straight-lined method.

Effective July 1, 2004, the Company began amortizing $1,402,376 in software development costs for internal use software over 3 years on a straight-line basis. The software is called PUPPS © a proprietary software, which will provide a common data base for applications, policy underwriting, billing, policy issuance, claims processing, reporting and interface with financial reporting. The software is entirely proprietary.

Net Income (Loss) per Share

Basic income (loss) per share is computed by dividing net earnings (losses) by the weighted averages shares outstanding during the reporting period. Diluted loss per share is computed similar to basic income (loss) per share, except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period.

The computations of basic and diluted net income (loss) per share were as follows:

	2004	2003
Net Income (loss)	$(8,044,107)	$120,747

Weighted average common shares outstanding	14,016,975	4,886,616
Dilutive effect of outstanding warrants and options	0	—
Diluted common shares	14,016,975	4,886,616

Basic net income (loss) per common share	$(0.57)	$0.02
Diluted net income (loss) per common share	(0.57)	0.02

No outstanding warrants or options were considered dilutive in 2004 because the Company had a net loss.

Reserve for Claims

Reserve for claims are based upon the accumulation of cost and expenses reported prior to the close of the accounting period, together with a provision for the current estimate of the probable cost of claims and expenses that have occurred but have not yet been reported. Such estimates are based on many variables including historical and statistical information and other factors. The Company’s management utilizes an independently prepared actuarial report for its determination of reserves and believes that the estimate of the reserve for claims is reasonable; however, there is considerable variability inherent in the reserve estimates. These estimates are continually reviewed and, as adjustments to these liabilities become necessary, such adjustments are reflected in current operations in the period of the adjustment. Given the inherent variability of such estimates, it is possible the actual liability could differ from the amounts provided.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Stock Option Accounting

The Company utilizes the “intrinsic value method” under Accounting Principles Board Opinion No. 25 (“APB No. 25”) and related interpretations in accounting for stock options issued to employees, officers and directors under the Company’s equity

HARTVILLE GROUP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

compensation plans. FASB Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” as amended requires the “fair value method” for recognition of cost on equity compensation plans similar to those used by the Company, however SFAS 123 is optional. The pro forma disclosures as if we had adopted the cost recognition requirements of SFAS 123 in 2004 are immaterial.

Concentration of Credit Risks

During 2004 and at December 31, the Company had deposits in banks in excess of the FDIC insurance limit.

New Accounting Standards

In December 2004, FASB issued a revision of Statement No. 123. Statement No. 123(R), Share-Based Payment, is broader in scope than the original statement, which was more narrowly focused on stock-based compensation, and makes significant changes to accounting for “payments” involving employee compensation and “shares” or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity’s securities. Most significant in the standard is the requirement that all stock options be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period. The revised standard becomes effective for fiscal years beginning after December 15, 2005 and may be applied prospectively to stock options granted after the effective date and any unvested stock options at that date.

Although the Company’s management has not completed its analysis of the revised standard, the effect of the revised standard’s implementation will be recognition of compensation expense associated with stock options. Previously, the Company has used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Company’s consolidated financial statements.

NOTE 2 — FIXED ASSETS

Property and equipment are summarized by major classifications as follows:

	December 31,	December 31,
	2004	2003
		(as restated)
Furniture and fixtures	$72,841	$51,784
Equipment	377,999	222,996
Software	2,277,678	107,129
Leasehold Improvements	47,781	44,520

	2,776,299	426,429
Less: accumulated depreciation	(595,380)	(162,012)

	$2,180,919	$264,417

NOTE 3 — DEFERRED POLICY ACQUISITION COSTS

Deferred policy acquisition costs are summarized as follows:

	December 31,	December 31,
	2004	2003
		(as restated)
Balance at January 1	$—	$—
Acquisition costs incurred	1,988,306	605,598
Amortization of acquisition costs	(1,409,977)	(605,598)

Balance at December 31	$578,329	$0

NOTE 4 — RESERVE FOR CLAIMS

Activity in the reserve for claims is summarized as follows for the years ended December 31, 2004 and 2003:

	December 31,	December 31,
	2004	2003
		(as restated)
Net balance, beginning of year	$301,847	$15,000

Incurred losses related to:
Current year	1,661,735	903,535
Prior year	937,871	684,650

Total incurred	2,599,606	1,588,185

Paid losses related to:
Current year	(1,475,244)	(873,535)
Prior year	(1,249,211)	(427,803)

Total paid	(2,724,455)	(1,301,338)

Net balance, end of year	$176,998	$301,847

Reserve for Claims is Represented by:

	December 31,	December 31,
	2004	2003
Reserve for reported claims	7,173	301,847
Reserve for losses incurred but not reported	169,825	—

	$176,998	$301,847

NOTE 5 — DEBT

Notes Payable

On February 19, 2003 Hartville Group, Inc. and Petsmarketing Insurance.com Agency, Inc. entered into a loan and security agreement with a finance company. The amount borrowed was $3,000,000 at 30% interest due February 19, 2004 with an option to extend for an additional year as long as there are no defaults under the agreement. The business assets of the Company’s secure the loan. The President of the Company and the Company’s majority shareholder also guarantee the loan. Under a separate agreement with the Company’s majority shareholder; the shareholder will assume all costs in connection with this loan including the periodic interest charges. The balance due on this note was paid in full in the fourth quarter of 2003.

On August 16, 2004 the Company raised $3,300,000 in a Secured Promissory Note. As part of the Company’s application to complete the insurance company acquisition, Hartville needed to demonstrate the financial capability to make a capital contribution to the target acquisition. This loan provided standby financing in the event the Company could not raise additional capital. The note was at 18% interest. The note was due October 18, 2004 and was paid in full October 20, 2004.

On August 31, 2004 Hartville Group entered into a security purchase agreement with an investment fund. The security purchase agreement was for convertible debt with a face value of $3,000,000. The debt was at 10% annual interest due monthly. The debt was convertible into common shares at maturity, on November 18, 2004, at a price per share of $1. The holder of the note could not convert to common shares until maturity and the Company could repay the debenture at any time before maturity thus avoiding conversion into shares. This convertible debt was re-paid in full on November 11, 2004 out of the Company’s issuance of convertible debentures discussed below. Attached to this convertible debenture were five-year warrants for 499,999 shares exercisable at a price of $4.25 per share. The exercise price of these warrants was re-set to $0.95 per share as a result of the November 26, 2004 Convertible Debenture transaction (see below). This re-pricing resulted in a beneficial discount on the warrants issued in connection with the August 31, 2004 Convertible Debenture. This beneficial discount has been reflected as a non recurring non-cash interest expense of $30,804 with the corresponding adjustment to paid-in capital.

The Company has a revolving line of credit with a financial institution for $50,000. The line of credit is unsecured with interest set at prime rate.

Long-term Debt

On June 14, 2001, the Company entered into a lease purchase arrangement with a finance company for a phone system. The total borrowed was $17,807. The note calls for 24 monthly payments of $858 including interest at 15.7%. The last three payments were prepaid when the note was signed. The note was paid off during 2003.

On May 9, 2002, the Company entered into a lease purchase arrangement with a finance company for a computer system. The total borrowed was $21,406. The note calls for 24 monthly payments of $1,021 including interest at 13.4%. The last three payments were prepaid when the note was signed. The note was paid off during 2004 with an immaterial amount outstanding at December 31, 2003.

On June 15, 2003, the Company entered into a lease purchase arrangement with a finance company for the purchase of two printers. The total borrowed was $33,056. The note calls for 60 monthly payments of $718 including interest at 13.4%. The first payment was prepaid when the note was signed. The balance outstanding at December 31, 2004 and 2003 was $25,703 and $31,524, respectively. The equipment financed secures the note.

On October 24, 2003, the Company signed a note for $150,000 at 10%, payable on demand after a period of six months. Subsequently the Company loaned $150,000 to the same parties on the same terms. For financial statement presentation the two loans and accrued interest have been offset.

On November 11, 2004, the Company completed and issued on November 26, 2004 $11,038,780 of two-year Convertible Debentures due November 11, 2006 together with five-year Warrants to purchase up to 4,906,124 shares of common stock.. This convertible debt carries a 7% annual coupon. The full amount of interest was prepaid. There was a 7% fee along with 237,495 five-year warrants priced at $.95 issued to the lead investment banker. A portion of the funds raised were used to pay in full the note due November 18, 2004. The conversion price in effect on any conversion date was set to the lesser of $2.25 (subject to adjustment) or 80% of the average of the five closing prices immediately prior to such conversion date with a floor of $0.95 per share (subject to adjustment). Due to failure by the Company to file its registration statement within the agreed time period this conversion price was re-set on February 17, 2005 to $0.95 per share with the stock registration period extended to June 30, 2005 and liquidated damages suspended until that date. The warrants were issued as exercisable at a price of $.95 per share, price that has not changed since their issue. The fair value of the warrants issued resulted in a beneficial conversion impact on the debt. The beneficial conversion impact was accounted for in accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Instruments”. Accordingly, additional paid-in capital of $1,032,980 and a non recurring non-cash discount of these Convertible Debentures of $1,032,980 were recorded due to the beneficial conversion feature. The non recurring non-cash discount has been reflected as a reduction in the outstanding balance of the Convertible Debentures for financial reporting purposes. These non recurring non cash discounts will be amortized over the life of the Debenture as an expense using the effective interest method. However, the Company remains obligated for the entire contractual balance of the Convertible Debentures of $11,038,780 which is due at November 11, 2006.

Subsequent to year-end December 31, 2004, the Company signed a note with a financial institution for $300,000 on March 23, 2005. The note is payable in 63 monthly installments with the first three payments being interest only. The note is secured by business assets and a personal guarantee. The interest rate on the note is fixed at 6.75%.

Maturities on long-term debt are as follows:

Amount

2005	$6,629
2006	$11,045,409
2007	$7,026
2008	$5,419
2009 and thereafter	$0

NOTE 6 — COMMITMENTS

At December 31, 2004 the Company leased a 7,000 square feet of office space at 1597 N. Main St North Canton, Ohio. The space was leased for five years at a rate of $5,156 per month. The property is in good condition but the space was not sufficient to meet our needs at this time; furthermore, the lease ends 04/30/2005. The Company has moved into its new 12,395 square foot facility and held its grand opening April 7, 2005. The office is now located at 3840 Greentree Ave SW, Canton, Ohio 44706. The lease rate at this new office is $11,879 per month with a ten year lease term that includes an expansion option for additional space.

The following is a schedule, by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2004.

Amount

2005	$232,286
2006	$189,344
2007	$183,080
2008	$160,702
2009	$147,732
Thereafter	$750,000

Total	$1,663,144

Rental expense was approximately $108,656 and $44,377 for the years ending December 31, 2004 and 2003, respectively.

The Company has an ongoing Licensing Agreement for the “Garfield” comic strip characters created by Jim Davis. The agreement was amended March 10, 2005. The agreement runs through December 31, 2010 and for years 2004 and after it calls for payment of royalties on a sliding scale of 5% on the first $10 million in annual premiums to 1% on annual premiums over $100 million. In addition common stock purchase warrants are paid each year on a sliding scale of 25,000 warrants on the first $10 million in annual premiums to 100,000 on annual premiums over $100 million. The warrants call price shall be 75% of the Company’s stock market price at the time the warrants are exercised. Amounts expenses under this agreement in 2004 and 2003 amounted to $275,328 and $302,870.

NOTE 7 — RELATED PARTY TRANSACTIONS

At December 31, 2004 the Company has an accounts receivable on its books from an officer for $46,069 respectively the receivable has an interest of 5%.

NOTE 8 — INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31, 2004 and 2003:

	2004	2003
		(as restated)
Current	$—	$300,000
Deferred expense (benefit)	—	(300,000)
State taxes		50,000

	$—	$50,000

The provision for income taxes differs from the amount computed by applying the statutory income tax rate to the loss before income taxes. The sources and tax effects of the differences are as follows:

	2004	2003
		(as restated)
Federal statutory tax rate	$(2,734,996)	$58,054
Change in valuation allowance	2,734,996	(58,054)
State tax expenses		50,000

Tax provision	$—	$50,000

The net deferred tax asset at December 31, 2004 and 2003 is comprised of the following:

	2004		2003
			(as restated)
Deferred tax assets:	$		$
Reserve discounting		2,399	—
Policy acquisition costs capitalized for tax purposes		—	300,000
Net operating loss carry forward		2,929,229	—

		2,217,286	300,000

Deferred tax liabilities
Deferred policy acquisition costs		(196,632)	—
Valuation allowance		(2,734,996)	—

Net deferred tax assets		$—	$300,000

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible. Management considered projected planning strategies in making this assessment. Due to the uncertainties related to the industry in which the Company operates, the tax benefit amounts of the above losses carried forward have been completely offset by a valuation allowance.

The Company has losses for income tax purposes amounting to approximately $8.0 million, which expire in 2024.

NOTE 9 — OPERATING SEGMENTS

The Company organizes its business into three reportable segments; the holding company, the insurance agency and the reinsurance company

     A breakdown of the revenues and expenses by segment is as follows:

		December 31,
	December 31,	2003
Year ended	2004	(as restated)
Holding Company
Revenues	$—	$—
Administrative Expenses	3,950,787	412,642
Net Loss	(4,903,376)	(358,873)

Insurance Agency
Revenues	1,930,645	1,952,452
Administrative Expenses	5,211,755	1,944,914
Net Loss	(3,276,534)	(3,682)

Reinsurance
Revenues	3,732,412	2,859,398
Administrative Expenses	69,226	53,043
Net Income	135,803	483,302

NOTE 10 — TERMINATION OF PROPOSED INSURANCE COMPANY ACQUISITION

On March 31, 2004, the Company entered into a contract to purchase a property casualty insurance company, subject to customary closing conditions and the approval of the acquisition by the state of domicile Department of Insurance. As of March 18, 2005, the Department of Insurance approval had not been received and the Company’s Board of Directors decided to no longer pursue this acquisition. The December 31, 2004 balance sheet includes a receivable in the amount of approximately $2.3 million which represents the agreed upon recoverable costs from the Department of Insurance incurred by the Company in connection with the attempted acquisition. This receivable is included in other receivables and was received on April 11, 2005.

NOTE 11 — NON-QUALIFIED STOCK OPTION PLAN

In 2003, the Board of Directors of the Company adopted a Non-qualified Stock Option Plan (the Plan), granting options to purchase an aggregate of not more than 2,500,000 shares of common stock which may be granted from time to time to key employees (including officers), consultants and members of the Board of Directors of Hartville Group, Inc. The Plan is administered by a committee, which consists of the members of the Board of Directors. The per share exercise price of the options granted under the Plan will be not less than 100% of the fair market value per share of common stock on the date the options are granted.

As part of this plan, the Board of Directors has established a simplified employee stock option plan, whereby 500,000 options have been set aside to encourage employees to take ownership in the Company. Managers will have a specific number of options that will vest over years of service while employees will have a schedule based on service. Option price is determined by the stock price close at December 31 and then authorized by the Board of Directors at a meeting following the annual stockholders meeting.

During 2004, under the Non-qualified Stock Option Plan, 382,600 options were granted to employees and directors at an exercise price of $3 per share. No options have been exercised, expired or cancelled since their grant date therefore the entire 382,600 shares remained outstanding at December 31, 2004. No options were granted under the Plan during 2003.

NOTE 12 — RESTATEMENT OF 2003 FINANCIAL STATEMENTS

The Company changed its accounting practice with respect to the capitalization of policy acquisition costs and the period over which the deferred costs are amortized. Under its new practice, the policy acquisition costs include only direct response advertising costs and the compensation costs attributable to the Company’s call-in department, which is responsible for handling new and renewal policy requests. The capitalized costs are amortized over a three-year minimum expected life of the policy period, subject to an assessment of the recoverability of the costs from future revenues from acquired policies, net of related expenses. The Company’s previous policy for capitalization of certain costs, in addition to those which continue to be capitalized under the new policy, also provided for a five-year amortization. The Company issued shares in connection for professional services and warrants pursuant to two financing transactions. In applying a Black-Scholes model to value the warrants issued resulted is a discounted expense of $52,649 and a service expense of $37,500. As a result, the financial statements for the year ended December 31, 2003 have been restated to reflect these expenses and to conform to the Company’s current practice. The financial statements have also been restated to reflect the impact of compensation costs incurred related to stock and warrants issued for services.

Following is a summary of the effects of these changes on the Company’s consolidated balance sheet as of December 31, 2003, as well as the effects of these changes on the Company’s consolidated statements of earnings and cash flows for fiscal year 2003:

	Consolidated Statements of Income
	As previously
Fiscal year ended December 31, 2003	reported	Adjustments	As restated
General and administrative expenses	$1,370,928	$1,039,671	$2,410,599
Operating income	1,114,859	(1,039,671)	75,188
Earnings before income taxes	1,210,418	(1,039,671)	170,747
Income taxes	350,000	(300,000)	50,000
Net income	860,418	(739,671)	120,747
Net earnings per common share — basic	$.18	$(0.16)	$0.02
Net earnings per common share — diluted	$.18	$(0.16)	$0.02

	Consolidated Balance Sheet
	As Previously
December 31, 2003	Reported	Adjustments	As Restated
Property, plant and equipment, net	$242,484	$21,933	$264,417
Deferred policy acquisition costs, net	886,566	(886,566)	—
Deferred income tax asset	—	300,000	300,000
Total assets	10,546,785	(564,633)	9,982,152
Additional paid-in capital	8,451,977	554,861	9,006,838
Retained earnings (deficit)	451,913	(1,159,333)	(707,420)
Total stockholders’ equity	8,915,987	(604,472)	8,311,515
Total liabilities and stockholders’ equity	10,564,785	(564,633)	9,982,152

	Consolidated Statement of Cash Flows
	As Previously
Fiscal year ended December 31, 2003	Reported	Adjustments	As Restated

Net cash provided by operating activities	$1,831,330	$(864,633)	$966,697
Net cash used by investing activities	1,597,833	(864,633)	733,200

Hartville Group, Inc. and Subsidiaries

Consolidated Balance Sheets

March 31, 2005 and December 31, 2004
Unaudited

	March 31,	December 31,
	2005	2004
ASSETS
Current Assets
Cash	$4,241,890	$6,104,053
Commissions receivable	209,127	159,130
Other receivables	2,518,975	2,368,071
Prepaid taxes	600,000	600,000
Prepaid expenses	2,383,387	2,860,850

Total Current Assets	9,953,379	12,092,104

Property and equipment — net	2,228,217	2,180,919
Deferred policy acquisition costs — net	972,084	578,329

Other Assets
Licensing fees. Less accumulated amortization of $44,870 and $30,848	9,619	12,016
Other non-current assets	65,141	76,263

	74,760	88,279

Total Assets	$13,228,440	$14,939,631

Hartville Group, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2005 and December 31, 2004
Unaudited

	March 31,	December 31,
	2005	2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$474,017	$779,117
Reserve for claims	335,101	176,998
Accrued expenses	16,601	13,308
Premium deposits	184,099	—
Unearned commissions	18,736	19,284
Current portion of long-term debt	45,062	6,000

Total Current Liabilities	1,073,616	994,707
Long-Term Debt (offset by discount of $11,038,617 on convertible securities in 2005 & $1,032,980 in 2004)	242,659	10,025,503

Total Liabilities	1,316,275	11,020,210

Stockholders’ Equity
Common stock, 50,000,000 shares authorized:
$.001 par value; 14,576,896 issued and outstanding at March 31, 2005 and December 31, 2004	14,576	14,576
Additional paid in capital	22,704,482	12,656,372
Retained earnings (deficit)	(10,806,893)	(8,751,527)

	11,943,921	3,919,421

Total Liabilities and Stockholders’ Equity	$13,228,440	$14,939,631

Hartville Group, Inc. and Subsidiaries

Consolidated Statements of Income

For the Quarter Ended March 31, 2005 and March 31, 2004
Unaudited

	March 31,	March 31,
	2005	2004
Commissions	$256,603	$1,462,268
Premiums	833,664	793,748

	1,090,267	2,256,016

Losses and expenses	711,287	614,248
Ceded costs	208,416	198,467
General and administrative	1,914,626	1,020,011

	2,834,329	1,832,726

Operating (loss) income	(1,744,062)	423,290
Other income	40,280	24,134
Other expense	(351,584)	—

(Loss) income before taxes	(2,055,366)	447,424

Provision for taxes	—	—

NET (LOSS) INCOME	$(2,055,366)	$447,424

Net (loss) income per common share	$(0.14)	$0.04

Diluted Net (loss) income per common share	$(0.14)	$0.03

Weighted average common shares outstanding	14,576,296	12,180,656

See accompanying notes to financial statements

Hartville Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Quarter Ended March 31, 2005 and March 31, 2004
Unaudited

	March 31,	March 31,
	2005	2004
Cash flows from operating activities
Net (Loss) Income	$(2,055,366)	$447,424
Adjustments to reconciliation net loss to net cash provided by operating activities
Depreciation	214,700	24,690
Amortization	89,037	4,332
Loss on Disposal of Assets	32,399	—
Stock for services (Non-cash)	—	64,488
Amortization of discount on debt	163	—
(Increase) commissions receivable	(49,997)	(617,157)
(Increase) Other receivables	(150,904)	(149,740)
(Increase) decrease Prepaid expenses	477,463	(19,129)
(Increase) Licensing fees	—	(4,605)
Increase (decrease) Accounts payable	(262,690)	60,700
Increase (decrease) Accrued expenses	3,293	(1,749)
Increase Premium deposits	184,099	244,416
(Decrease) Unearned Commission	(548)	—
(Decrease) Accrued taxes	—	(206,300)
Increase Reserve for losses	158,103	55,096

Net Cash Used for Operating Activities	(1,360,248)	(97,534)
Cash Flows from Investing Activities
Acquired Deferred policy acquisition costs	(482,793)	(71,140)
Acquired Property and equipment	(291,938)	(181,817)
Increase (decrease) Other non-current assets	11,060	(237,292)

Net Cash Used for Investing Activities	(763,671)	(490,249)

	March 31,	March 31,
	2005	2004
Cash Flows from Financing Activities

Proceeds from notes payable	263,163	—
Payment on notes payable	(1,407)	(2,145)
Sale of common stock	—	207,590

Net Cash Provided from Financing Activities	261,756	205,445

Net Decrease in Cash and Cash Equivalents	(1,862,163)	(382,338)

Cash and Cash Equivalents — Beginning	6,104,053	7,653,463

Cash and Cash Equivalents — Ending	$4,241,890	$7,271,125

HARTVILLE GROUP, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

QUARTERS ENDED MARCH 31, 2005 AND 2004

Hartville Group, Inc., (the “Company”) is a provider of dog and cat insurance policies in the United States. The Company, through its wholly owned subsidiaries, Petsmarketing Insurance.com Agency, Inc., and Hartville Re Ltd., formerly known as Hartville Insurance Company Ltd., offers accident, illness and wellness care pet insurance policies to owners of dogs and cats in the United States.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company transactions and balances are eliminated on consolidation.

Development Stage Company

Until October 1, 2003, Hartville Group, Inc. and Subsidiaries (the Company) were development stage companies as defined under Statements of Financial Accounting Standards No. 7. Hartville Group, Inc. was incorporated in the state of Nevada on February 1, 2001 as a holding company of Petsmarketing Insurance.com Agency, Inc., incorporated in the state of Ohio, which sells sickness and accident policies for domestic household pets, for Hartville Group, Inc. and for Hartville Re, which was incorporated in the Cayman Islands on October 19, 2001 and holds a restricted class B Insurer’s License under the laws of the Cayman Islands.

On February 1, 2002, Petsmarketing, Inc. transferred its entire interest in Petsmarketing Insurance.Com Agency, Inc. to Hartville Group, Inc. (A Nevada Corporation) in exchange for 1,500,000 shares of Hartville Group. Also at the same time Petsmarketing, Inc. transferred its entire interest in Hartville Re (A Cayman Island Corporation) to Hartville Group Inc. in exchange for 500,000 shares of Hartville Group. When the transfer was complete Petsmarketing, Inc. owned 2,000,000 of the 2,001,000 shares outstanding of Hartville Group, Inc., thereby making Hartville Group, Inc. a subsidiary of Petsmarketing, Inc. Since there was no significant change in ownership, the transaction was accounted for as similar to a pooling of interests with all assets and liabilities recorded at historical values.

On September 12, 2002, Hartville Group, Inc. the holding company was acquired by Venturelist.com, Inc. a Nevada public reporting corporation. Venturelist.com was a shell at the time of the acquisition and therefore the acquisition was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes. Venturelist.com, Inc. changed its name to Hartville Group, Inc. at the time of the acquisition and at the same time Hartville Group, Inc. changed its name to Hartville Equestrian, Inc.

On October 17, 2003, the Company completed a $5,000,000 private placement of its common stock. As part of this transaction the majority stockholder of the Company returned 900,000 shares of its holdings in satisfaction of $1,921,500 of amounts due the Company. The price received by the majority shareholder was based on the quoted market price of the stock. These shares were included in the 5,263,000 shares sold in the private placement. The Company used the proceeds of this transaction to retire the $3,000,000 note payable. The agreement sold each share at $0.95 each and gave the purchaser a warrant for every two shares of stock held to purchase an additional share of the Company’s stock for $1.90 per share. The warrants expire in three years.

The Company is required to register the common shares thus sold within six months of the transaction. If the Company fails to register the shares within the six-month period it is to pay liquidating damages to the investors of 12% per annum of the purchase price. The Company is currently subject to this requirement.

The Company, when originally organized, was to include both an insurance agency and a reinsurance company, which would take an 80% to 90% quota share participation in the pet health insurance thereby increasing the portion of risk and profits retained by the Company. On October 1, 2003 this goal was basically accomplished; therefore, the Company exited the development stage.

For 2003, Hartville Re has taken a 40% quota share (compared to a 20% per quota share in 2002) participation in the pet health insurance originated by Petsmarketing Insurance.com Agency, Inc. and insured by a nationally licensed insurance company. The remaining 60% of risk (80% in 2002) was ceded to re-insurers. On July 1, 2004, the Company changed fronting carriers and used the insurance acquisition target as a fronting carrier therefore, the Company was able to increase its risk retention for the balance of 2004.

On September 1, 2004 the Company discontinued use of its target insurance company acquisition as its fronting carrier and began using a internationally recognized carrier and in doing so did not retain any risk on new and renewal business until January 1, 2005 and thereby decreased its re-insurance profits for the year. For 2005, Hartville Re has taken a 50% quota share participation in the pet health insurance originated by Petsmarketing Insurance.com Agency, Inc. The policies have been issued on a “claims made” basis with maximum policy limits of $5,000 per occurrence with an annum aggregate of $13,000 for veterinarian’s fees and $5,000 per animal for injury or illness per claim.

Revenue Recognition Policies

Revenue from commissions is derived from the sale of dog and cat insurance policies, for which premiums are billed principally on a monthly basis. Commissions are recognized as revenue on the effective dates of the related monthly insurance premiums. The Company earns commission revenue through the sales of policies through its subsidiary Petsmarketing Insurance.com Agency.

The Company records premium revenues based on policies written during the year through its subsidiary Hartville Re, with premiums earned over the policy period.

The Company has in place Managing General Agency agreements (the “MGA Agreements”) with third party insurance carriers. Pursuant to the MGA Agreements, the Company is responsible for certain product development, marketing and sales, underwriting and claims handling activities. The insurance carriers, including reinsurance carriers of the Company are responsible for the risk associated with the insurance policies. In the United States, Petsmarketing Insurance.com Agency has obtained agency licensing for direct sale of pet insurance in 50 states.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Trust Funds

Under the terms of the MGA Agreements with its insurance carriers, Petsmarketing Insurance.com Agency collects premiums and pays claims on behalf of its insurance carriers. These funds are held in trust for the benefit of the insurance carriers and cannot be used or applied for other purposes.

Income Taxes

The Company provides for income taxes under the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment or substantive enacted date.

Deferred Policy Acquisition Costs

The policy acquisition costs include only direct response advertising costs and the compensation costs attributable to the Company’s call-in department, which is responsible for handling new and renewal policy requests. The capitalized costs are amortized over a three-year minimum expected life of the policy period, subject to an assessment of the recoverability of the costs from future revenues from acquired policies, net of related expenses.

Property and Equipment

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful lives, which range from three to seven years, using the straight-lined method.

Effective July 1, 2004, the Company began amortizing $1,402,376 in software development costs for internal use software over 3 years on a straight-line basis. The software is called PUPPS © a proprietary software, which will provide a common data base for applications, policy underwriting, billing, policy issuance, claims processing, reporting and interface with financial reporting. The software is entirely proprietary.

Net Income (Loss) per Share

Basic income (loss) per share is computed by dividing net earnings (losses) by the weighted averages shares outstanding during the reporting period. Diluted loss per share is computed similar to basic income (loss) per share, except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period.

     The computations of basic and diluted net income (loss) per share were as follows:

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
Net (loss) income	$(2,055,366)	$447,424

Weighted average common shares outstanding	14,576,296	12,180,656
Dilutive effect of outstanding warrants and options	0	1,394,312
Diluted common shares	14,576,296	13,574,968

Basic net income (loss) per common share	$(0.14)	$0.04
Diluted net income (loss) per common share	(0.14)	0.03

No outstanding warrants or options were considered dilutive in 2005 because the Company had a net loss.

Reserve for Claims

Reserve for claims are based upon the accumulation of cost and expenses reported prior to the close of the accounting period, together with a provision for the current estimate of the probable cost of claims and expenses that have occurred but have not yet been reported. Such estimates are based on many variables including historical and statistical information and other factors. The Company’s management utilizes an independently prepared actuarial report for its determination of reserves and believes that the estimate of the reserve for claims is reasonable; however, there is considerable variability inherent in the reserve estimates. These estimates are continually reviewed and, as adjustments to these liabilities become necessary, such adjustments are reflected in current operations in the period of the adjustment. Given the inherent variability of such estimates, it is possible the actual liability could differ from the amounts provided.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Stock Option Accounting

The Company utilizes the “intrinsic value method” under Accounting Principles Board Opinion No. 25 (“APB No. 25”) and related interpretations in accounting for stock options issued to employees, officers and directors under the Company’s equity compensation plans. FASB Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” as amended requires the “fair value method” for recognition of cost on equity compensation plans similar to those used by the Company, however SFAS 123 is optional. The pro forma disclosures as if we had adopted the cost recognition requirements of SFAS 123 in 2004 are immaterial.

Concentration of Credit Risks

During the first quarter 2005 and at March 31, 2005 the Company had deposits in banks in excess of the FDIC insurance limit.

New Accounting Standards

In December 2004, FASB issued a revision of Statement No. 123. Statement No. 123(R), Share-Based Payment, is broader in scope than the original statement, which was more narrowly focused on stock-based compensation, and makes significant changes to accounting for “payments” involving employee compensation and “shares” or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity’s securities. Most significant in the standard is the requirement that all stock options be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period. The revised standard becomes effective for fiscal years beginning after

December 15, 2005 and may be applied prospectively to stock options granted after the effective date and any unvested stock options at that date.

Although the Company’s management has not completed its analysis of the revised standard, the effect of the revised standard’s implementation will be recognition of compensation expense associated with stock options. Previously, the Company has used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Company’s consolidated financial statements.

NOTE 2 — OTHER RECEIVABLES

Other receivables are summarized by major classifications as follows:

	March 31,	December 31,
	2005	2004
Property & casualty insurance company not acquired	$2,303,333	$2,303,333
Officer	69,862	46,069
Miscellaneous	145,780	18,669

	$2,518,975	$2,368,071

On March 31, 2004, the Company entered into a contract to purchase a property & casualty insurance company, subject to customary closing conditions and the approval of the acquisition by the state of domicile Department of Insurance. As of March 18, 2005, the Department of Insurance approval had not been received and the Company’s Board of Directors decided to no longer pursue this acquisition. The March 31, 2005 balance sheet includes a receivable in the amount of approximately $2.3 million which represents the agreed upon recoverable costs from the property & casualty insurance company not acquired. This receivable is included in other receivables and was received on April 11, 2005.

At March 31, 2005 and at December 31, 2004 the Company has an accounts receivable on its books from an officer for $69,862 and $46,069, respectively the receivable has an interest of 5%.

NOTE 3 — PREPAID EXPENSES

Prepaid expenses are summarized by major classifications as follows:

	March 31,	December 31,
	2005	2004
Interest on 11/11/2004 convertible debt	$1,275,366	$1,456,575
Legal and other fees paid in conjunction with 11/11/2004 convertible debt	1,068,022	1,225,093
Miscellaneous	39,999	179,182

	$2,383,387	$2,860,850

NOTE 4 — FIXED ASSETS

Property and equipment are summarized by major classifications as follows:

	March 31,	December 31,
	2005	2004
Furniture and fixtures	$154,689	$72,841
Equipment	383,565	377,999
Software	2,287,675	2,277,678
Leasehold Improvements	194,527	47,781

	3,020,456	2,776,299
Less: accumulated depreciation	(792,239)	(595,380)

	$2,228,217	$2,180,919

NOTE 5 — DEFERRED POLICY ACQUISITION COSTS

Deferred policy acquisition costs are summarized as follows:

	Three Months	Year
	Ended	Ended
	March 31,	December 31,
	2005	2004
Balance at January 1	$578,329	$—
Acquisition costs incurred	704,282	1,988,306
Amortization of acquisition costs	(310,527)	(1,409,977)

Balance at March 31 and December 31, respectively	$972,084	$578,329

NOTE 6 — RESERVE FOR CLAIMS

Activity in the reserve for claims is summarized as follows for the three months ended March 31, 2005 and year ended December 31, 2004:

	Three Months	Year
	Ended	Ended
	March 31,	December 31,
	2005	2004
Net balance, beginning of year	$176,998	$301,847
Incurred losses related to:
Current year	381,067	1,661,735
Prior year	330,220	937,871

Total incurred	711,287	2,599,606
Paid losses related to:
Current year	(71,732)	(1,475,244)
Prior year	(481,452)	(1,249,211)

Total paid	(553,184)	(2,724,455)

Net balance, end of quarter and end of year, respectively	$335,101	$176,998

Reserve for Claims is Represented by:

	March 31,	December 31,
	2005	2004
Reserve for reported claims	17,309	7,173
Reserve for losses incurred but not reported	317,793	169,825

	$335,101	$176,998

NOTE 7 — DEBT

Notes Payable

On February 19, 2003 Hartville Group, Inc. and Petsmarketing Insurance.com Agency, Inc. entered into a loan and security agreement with a finance company. The amount borrowed was $3,000,000 at 30% interest due February 19, 2004 with an option to extend for an additional year as long as there are no defaults under the agreement. The business assets of the Company’s secure the loan. The President of the Company and the Company’s majority shareholder also guarantee the loan. Under a separate agreement with the Company’s majority shareholder; the shareholder will assume all costs in connection with this loan including the periodic interest charges. The balance due on this note was paid in full in the fourth quarter of 2003.

On August 16, 2004 the Company raised $3,300,000 in a Secured Promissory Note. As part of the Company’s application to complete the insurance company acquisition, Hartville needed to demonstrate the financial capability to make a capital contribution to the target acquisition. This loan provided standby financing in the event the Company could not raise additional capital. The note was at 18% interest. The note was due October 18, 2004 and was paid in full October 20, 2004.

On August 31, 2004 Hartville Group entered into a security purchase agreement with an investment fund. The security purchase agreement was for convertible debt with a face value of $3,000,000. The debt was at 10% annual interest due monthly. The debt was convertible into common shares at maturity, on November 18, 2004, at a price per share of $1. The holder of the note could not convert to common shares until maturity and the Company could repay the debenture at any time before maturity thus avoiding conversion into shares. This convertible debt was re-paid in full on November 11, 2004 out of the Company’s issuance of convertible debentures discussed below. Attached to this convertible debenture were five-year warrants for 499,999 shares exercisable at a price of $4.25 per share. The exercise price of these warrants was re-set to $0.95 per share as a result of the November 26, 2004 Convertible Debenture transaction (see below). This re-pricing resulted in a beneficial discount on the warrants issued in connection with the August 31, 2004 Convertible Debenture. This beneficial discount has been reflected as a non recurring non-cash interest expense of $30,804 with the corresponding adjustment to paid-in capital.

The Company has a revolving line of credit with a financial institution for $50,000. The line of credit is unsecured with interest set at prime rate.

Long-term Debt

On June 15, 2003, the Company entered into a lease purchase arrangement with a finance company for the purchase of two printers. The total borrowed was $33,056. The note calls for 60 monthly payments of $718 including interest at 13.4%. The first payment was prepaid when the note was signed. The balance outstanding at March 31, 2005 and 2004 was $24,395 and $29,379, respectively. The equipment financed secures the note.

On November 11, 2004, the Company completed and issued on November 26, 2004 $11,038,780 of two-year Convertible Debentures due November 11, 2006 together with five-year Warrants to purchase up to 4,906,124 shares of common stock. This convertible debt carries a 7% annual coupon. The full amount of interest was prepaid. There was a 7% fee along with 237,495 five-year warrants priced at $.95 issued to the lead investment banker. A portion of the funds raised were used to pay in full the note due November 18, 2004. The conversion price in effect on any conversion date was set to the lesser of $2.25 (subject to adjustment) or 80% of the average of the five closing prices immediately prior to such conversion date with a floor of $0.95 per share (subject to adjustment). Due to failure by the Company to file its registration statement within the agreed time period this conversion price was re-set on February 17, 2005 to $0.95 per share with the stock registration period extended to June 30, 2005 and liquidated damages suspended until that date. The warrants were issued as exercisable at a price of $.95 per share, price that has not changed since their issue. The fair value of the warrants issued resulted in a beneficial conversion impact on the debt. The beneficial conversion impact was accounted for in accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Instruments”. Accordingly, additional paid-in capital of $11,038,780 and a non recurring non-cash discount of these Convertible Debentures of $163 were recorded due to the beneficial conversion feature. The non recurring non-cash discount has been reflected as a reduction in the outstanding balance of the Convertible Debentures for financial reporting purposes. These non recurring non cash discounts will be amortized over the life of the Debenture as an expense using the effective interest method. However, the Company remains obligated for the entire contractual balance of the Convertible Debentures of $11,038,780 which is due at November 11, 2006.

The Company signed a note with a financial institution for $300,000 on March 23, 2005. The note is payable in 63 monthly installments with the first three payments being interest only. The note is secured by business assets and a personal guarantee. The interest rate on the note is fixed at 6.75%.

NOTE 8 — COMMITMENTS

The Company leased space for five years at a rate of $5,156 per month. The property is in good condition but the space was not sufficient to meet our needs. The lease ended 04/30/2005. The Company has moved into its new 12,395 square foot facility which is located at 3840 Greentree Ave SW, Canton, Ohio 44706. The lease rate at this new office is $11,879 per month with a ten year lease term that includes an expansion option for additional space.

Rental expense was $43,170 and $14,643 for the quarters ending March 31, 2005 and 2004, respectively.

The Company has an ongoing Licensing Agreement for the “Garfield” comic strip characters created by Jim Davis. The agreement was amended March 10, 2005. The agreement runs through December 31, 2010 and for years 2004 and after it calls for payment of royalties on a sliding scale of 5% in excess of $5 million to 1% on annual premiums over $100 million. In addition common stock purchase warrants are paid each year on a sliding scale of 25,000 warrants on premiums when annual premiums exceed $10 million up to 100,000 warrants on annual premiums over $100 million. The warrants call price shall be 75% of the Company’s stock market price at the time the warrants are exercised. Amounts expensed under this agreement were $76,904 and $70,498 for the quarters ended March 31, 2005 and 2004, respectively.

NOTE 9 — RELATED PARTY TRANSACTIONS

At March 31, 2005 and December 31, 2004 the Company has an accounts receivable on its books from an officer for $69,862 and $46,069, respectively the receivable has an interest of 5%.

NOTE 10 — OPERATING SEGMENTS

The Company organizes its business into three reportable segments; the holding company, the insurance agency and the reinsurance company

A breakdown of the revenues and expenses by segment is as follows:

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
Quarters ended	2005	2004
Holding Company
Revenues	$—	$—
Administrative Expenses	405,067	105,580
Net (Loss) Income	(709,107)	(81,446)

Insurance Agency
Revenues	256,603	1,462,268
Administrative Expenses	1,495,462	898,743
Net (Loss) Income	(1,272,233)	563,525

Reinsurance
Revenues	833,664	793,748
Administrative Expenses	14,097	15,688
Net (Loss) Income	(74,026)	(34,655)

NOTE 11 — NON-QUALIFIED STOCK OPTION PLAN

In 2003, the Board of Directors of the Company adopted a Non-qualified Stock Option Plan (the Plan), granting options to purchase an aggregate of not more than 2,500,000 shares of common stock which may be granted from time to time to key employees (including officers), consultants and members of the Board of Directors of Hartville Group, Inc. The Plan is administered by a committee, which consists of the members of the Board of Directors. The per share exercise price of the options granted under the Plan will be not less than 100% of the fair market value per share of common stock on the date the options are granted.

As part of this plan, the Board of Directors has established a simplified employee stock option plan, whereby 500,000 options have been set aside to encourage employees to take ownership in the Company. Managers will have a specific number of options that will vest over years of service while employees will have a schedule based on service. Option price is determined by the stock price close at December 31 and then authorized by the Board of Directors at a meeting following the annual stockholders meeting.

During 2004, under the Non-qualified Stock Option Plan, 482,600 options were granted to employees and directors at an exercise price of $3 per share. No options have been exercised, expired or cancelled since their grant date therefore the entire 482,600 shares remained outstanding at March 31, 2005. No options were granted under the Plan during 2005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Hartville Group.

Securities and Exchange Commission Registration Fee	$2,130.49

Printing and Engraving Expenses	$5,000

Accounting Fees and Expenses	$20,000

Legal Fees and Expenses	$75,000

Miscellaneous	$0

Total	$102,130.49

Item 26. Recent Sales of Unregistered Securities

On February 14, 2003, Hartville Group issued 2,163,885 shares to employees that exercised their non-qualifying stock options wherein the Company recognized $480,000 in the value of services. These shares were issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering. The transaction benefited from such an exemption based on the facts that the recipients had sufficient knowledge and experience in financial and business matters for them to be able to evaluate the merits and risks of an investment in the Hartville Group, that they had access to the type of information normally provided in a prospectus, and that the transaction was non-recurring and privately negotiated.

On February 19, 2003, in connection with a $3,000,000 loan and security agreement transaction with a finance company, we issued 300,000 warrants. The price on the warrants was set at $.87 per share. These securities were issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering. The transaction benefited from such an exemption based on the facts that the recipients had sufficient knowledge and experience in financial and business matters for them to be able to evaluate the merits and risks of an investment in the Hartville Group, that they had access to the type of information normally provided in a prospectus, and that the transaction was non-recurring and privately negotiated.

On October 8, 2003, Hartville Group issued 5,263,158 shares priced at $.95 along with 2,631,053 three year warrants priced at $1.90, which expire November 8, 2006, to accredited investors in exchange for $5,000,000. These shares and warrants were issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering. The transaction benefited from such an exemption based on the facts that the recipients had sufficient knowledge and experience in financial and business matters for them to be able to evaluate the merits and risks of an investment in the Hartville Group, that they had access to the type of information normally provided in a prospectus, and that the transaction was non-recurring and privately negotiated.

On November 20, 2003, the Company issued to advisory consultants for services 360,000 warrants. The price on the warrants was set at $3. These securities were issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering. The transaction benefited from such an exemption based on the facts that the recipients had sufficient knowledge and experience in financial and business matters for them to be able to evaluate the merits and risks of an investment in the Hartville Group, that they had access to the type of information normally provided in a prospectus, and that the transaction was non-recurring and privately negotiated.

On July 1, 2004 the Company issued to its public relations firm 500,000 warrants. The price on the warrants was set 250,000 at $5 and 250,000 at $6. These warrants were issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering. The transaction benefited from such an exemption based on the facts that the recipients had sufficient knowledge and experience in financial and business matters for them to be able to evaluate the merits and risks of an investment in the Hartville Group, that they had access to the type of information normally provided in a prospectus, and that the transaction was non-recurring and privately negotiated.

On August 16, 2004 the Company raised $3,300,000 by issuing a Secured Promissory Note. The note was issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering. The transaction benefited from such an exemption based on the facts that the recipients had sufficient knowledge and experience in financial and business matters for them to be able to evaluate the merits and risks of an investment in the Hartville Group, that they had access to the type of information normally provided in a prospectus, and that the transaction was non-recurring and privately negotiated.

On August 31, 2004 Hartville Group entered into a security purchase agreement with an investment fund. The security purchase agreement was for convertible debt with a face value of $3,000,000. The debt was convertible into common shares at maturity, on November 18, 2004, at a price per share of $1. Attached to this convertible debenture were five-year warrants for 499,999 shares exercisable at a price of $4.25 per share. The exercise price of these warrants was re-set to $0.95 per share as a result of the November 26, 2004 Convertible Debenture transaction (see below). These securities were issued in a private transaction, not involving any public solicitation or commissions, and without registration in reliance on the exemption provided by Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering. The transaction benefited from such an exemption based on the facts that the recipients had sufficient knowledge and experience in financial and business matters for them to be able to evaluate the merits and risks of an investment in the Hartville Group, that they had access to the type of information normally provided in a prospectus, and that the transaction was non-recurring and privately negotiated.

On November 11, 2004, the Company issued $11,038,780 of two-year Convertible Debentures due November 11, 2006 together with five-year Warrants to purchase up to 4,906,124 shares of common stock. This convertible debt carries a 7% annual coupon. The full amount of interest was prepaid. There was a 7% fee along with 237,495 five-year warrants priced at $.95 issued to the lead investment banker. These securities were issued in a private transaction, not involving any public solicitation, and without registration in reliance on the exemption provided by Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering. The transaction benefited from such an exemption based on the facts that the recipients had sufficient knowledge and experience in financial and business matters for them to be able to evaluate the merits and risks of an investment in the Hartville Group, that they had access to the type of information normally provided in a prospectus, and that the transaction was non-recurring and privately negotiated.

Item 27. Index to Exhibits

Index to Exhibits

Exhibit No.	Identification of Exhibit
3.1(1)	Amended and Restated Articles of Incorporation

3.2(1a)	By-Laws

3.3(2)	Certificate of Amendment to Articles of Incorporation.

4.1(1)	Form of Specimen of common stock

5.1	Opinion regarding legality — to be filed by amendment

Exhibit No.	Identification of Exhibit
10.1(3)	Stock Purchase Agreement with Whiskers, Inc.

10.2(3)	Promissory Note with Samir Financial II, L.L.C.

10.3(3)	Loan and Security Agreement with Samir Financial II, L.L.C.

10.4(3)	Hartville Group, Inc. Common Stock Warrant

10.5(4)	Stock Purchase Agreement between Hartville Group, Inc. and certain investors.

10.6(4)	Common Stock Purchase Warrant between Hartville Group, Inc. and certain investors.

10.7(5)	Securities Purchase Agreement related to debentures and Warrants

10.8(6)	Securities Purchase Agreement, Form of Amendment to Securities Purchase Agreement and Form of Securities Purchase Agreement

10.9(*)	Employment Agreement with Hirsch C. Ribakow

10.10(*)	Lease Agreement with Jeffrey R. Hein

23.1(*)	Consents of Independent Auditors

*	Filed herein.

(1)	Filed as an Exhibit to Hartville Group’s registration statement on Form SB-2 (File No. 333-48544) filed October 25, 2000 and herein incorporated by reference.

(1a)	Filed as an exhibit to Hartville Group’s Form 10-QSB, filed May 16, 2005 and herein incorporated by reference.

(2)	Filed as an Exhibit to Hartville Group’s Form 8-K filed on September 16, 2002 and herein incorporated by reference.

(3)	Filed as an Exhibit to Hartville Group’s Form 10-KSB/A, filed on January 9, 2004 and herein incorporated by reference.

(4)	Filed as an Exhibit to Hartville Group’s Form 8-K filed on November 10, 2003 and herein incorporated by reference.

(5)	Filed as an Exhibit to the Registrant’s Form 8-K filed on September 8, 2004 and herein incorporated by reference.

(6)	Filed as an Exhibit to the Registrant’s Form 8-K filed on November 26, 2004 and herein incorporated by reference.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

     (a) include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Canton, State of Ohio on June 2, 2005.

/s/ Dennis C. Rushovich

By: Dennis C. Rushovich
President, Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signatures	Title	Date

/s/ Dennis C. Rushovich	CEO/Principal Financial Officer/ Principal Accounting Officer	June 2, 2005

DENNIS C. RUSHOVICH

/s/ Dr. Tomas Neuzil	Director	June 2, 2005

DR. TOMAS NEUZIL

/s/ Roger A. Kimmel, Jr.	Director	June 2, 2005

ROGER A. KIMMEL, JR.

/s/ Alan Joseph Kaufman	Director	June 2, 2005

ALAN JOSEPH KAUFMAN

/s/ Nicholas John Leighton	Director	June 2, 2005

NICHOLAS JOHN LEIGHTON

/s/ Michel Amsalem	Director	June 2, 2005

MICHEL AMSALEM